Exhibit 2.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SHARE PURCHASE AGREEMENT

related to

PROJECT SPYDER

	7.12	MATERIAL AGREEMENTS	37

	7.13	CLINICAL ACTIVITIES & REGULATORY AFFAIRS	38

	7.14	EMPLOYMENT	39

	7.15	FINDERS’ FEES	40

	7.16	LITIGATION; DISPUTES	40

	7.17	COMPLIANCE	40

	7.18	INSURANCE	41

	7.19	TAXES	41

	7.20	DISCLOSURE	42

8.	SELLERS’ COVENANTS AND INDEMNITIES		42

	8.1	CONDUCT OF BUSINESS PRIOR TO CLOSING	42

	8.2	COMPANY DATA	43

	8.3	OTHER POST-CLOSING ACTIONS	44

	8.4	SELLERS’ INDEMNITIES	44

	8.5	SELLERS NON-COMPETE AND NON-SOLICITATION	44

9.	PURCHASER’S REMEDIES		46

	9.1	BREACH; INDEMNIFICATION; LOSSES	46

	9.2	CLAIM PROCEDURES	47

	9.3	LIMITATIONS OF SELLERS’ LIABILITY	48

	9.4	NO ADDITIONAL RIGHTS OR REMEDIES	50

10.	[***] LIABILITY		50

11.	TAXES		50

	11.1	TAX INDEMNITY	50

	11.2	TAX REFUNDS	51

	11.3	SELLERS’ AND PURCHASER’S TAX UNDERTAKING	52

	11.4	COOPERATION ON TAX MATTERS	52

	11.5	JOINT LIABILITY	53

	11.6	LIMITATION	53

12.	PURCHASER’S GUARANTEES		53

	12.1	STATUS OF THE PURCHASER	53

	12.2	FINANCIAL CAPABILITY	53

	12.3	ACQUISITION FOR THE PURCHASER’S OWN ACCOUNT	54

	12.4	PURCHASER’S COMMON STOCK	54

13.	PURCHASER’S COVENANTS AND INDEMNITIES		54

	13.1	PERFORMANCE OF MILESTONES	54

	13.2	SUPPORT AND ASSISTANCE OF PURCHASER TO REMOVE RESTRICTIONS UNDER APPLICABLE SECURITIES LAWS	55

	13.3	ACCESS TO INFORMATION	55

	13.4	COOPERATION	56

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

	13.5	BOARD MEMBERS	56

14.	SELLERS’ REMEDIES		56

15.	MISCELLANEOUS		56

	15.1	NOTICES AND EXERCISE OF SELLERS’ RIGHTS	56

	15.2	COSTS AND EXPENSES	58

	15.3	PUBLIC DISCLOSURE	58

	15.4	ENTIRE AGREEMENT	58

	15.5	AMENDMENTS; SUPPLEMENTS	58

	15.6	ASSIGNMENTS	58

	15.7	NO RIGHTS OF THIRD PARTIES	58

	15.8	INTERPRETATION	58

	15.9	GOVERNING LAW; JURISDICTION; AGENT FOR SERVICE OF PROCESS	59

	15.10	SEVERABILITY	59

Index of Exhibits

Exhibit 3.4.1	Company related consents

Exhibit 3.4.2	Company’s waiver of pre-emptive right

Exhibit 4.1.1(b)	Milestone Purchase Prices

Exhibit 4.3.1	Amendment, Assumption and Release Agreements

Exhibit 6.2.1(a)-1	Key Employees

Exhibit 6.2.1(a)-2	Key Employee Agreements

Exhibit 6.2.1(b)	Sellers’ confirmations

Exhibit 6.2.1(c)	Confirmation regarding repayment of IBA loan

Exhibit 6.2.1(e)	Investor Documentation

Exhibit 6.2.1(f)	Phantom Stockholder Documentation

Exhibit 6.2.1(g)	Confirmation regarding Epomedics loans

Exhibit 6.2.1(h)-1	Termination Agreements

Exhibit 6.2.1(h)-2	List of terminated employees

Exhibit 6.2.1(j)	Amendment to IBA agreements

Exhibit 6.2.1(k)	Amendment to [***] agreement

Exhibit 6.2.1(l)	[***] confirmation

Exhibit 6.2.1(m)	Supply agreement

Exhibit 6.2.1(n)	Removal and appointment resolutions regarding board members

Exhibit 6.2.1(o)	Option regarding [***]

Exhibit 6.2.1(p)	Termination letter

Exhibit 6.2.3	Form of Closing Confirmation

Exhibit 7.4.2	Corporate Documents

Exhibit 7.4.3	Third Party Rights

Exhibit 7.5.1	Financial Statements

Exhibit 7.6.2(c)	Permitted Pre-Signing Leakage

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 7.8.1	List of Related Party Agreements

Exhibit 7.9	Conduct of Business

Exhibit 7.10.1	Registered Intellectual Property Rights

Exhibit 7.10.3(a)	Exceptions to Section 7.10.3

Exhibit 7.10.6	Exceptions to Section 7.10.6

Exhibit 7.10.7	Retained Rights and Payment Obligations

Exhibit 7.10.10	Out-Licenses

Exhibit 7.12.1	Material Agreements

Exhibit 7.13.1	Clinical Trials & Related Obligations

Exhibit 7.14.1	Employees

Exhibit 7.14.2	Collective Agreements

Exhibit 7.14.3	List of Company’s employees

Exhibit 7.14.5	Incentive Schemes

Exhibit 7.14.6	Transaction related payments to employees

Exhibit 7.17.3	Subsidies

Exhibit 7.18.1	Insurance Policies

Exhibit 8.5.2(a)	Certain permitted interests

Exhibit 15.3	Press release

THIS AGREEMENT is made

BETWEEN

(1)	Dr. Herbert Stadler, born on [omitted], residing at [omitted], Germany

- the “Seller 1”-

(2)	Dr. Lothar Germeroth, born on [omitted], residing at [omitted], Germany

- the “Seller 2”-

(3)	Prof Dr. Dirk Busch, born on [omitted], residing at [omitted], Germany

- the “Seller 3”-

and

(4)	Juno Therapeutics, Inc., a corporation organized under the laws of Delaware, registered with the Corporate Division of the Secretary of State of the State of Delaware under file number 5378373 and having its principal executive offices at 307 Westlake Avenue North, Suite 300, Seattle, WA 98109, USA

- the “Purchaser”-,

(Seller 1, Seller 2 and Seller 3 collectively also referred to as the “Sellers”, and each of them as a “Seller”; the Sellers and the Purchaser collectively also referred to as the “Parties”, and each of them as a “Party”).

RECITALS

(A)	The Sellers and the Purchaser are currently the sole shareholders of Stage Cell Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Göttingen under registration number HRB 3573 and having its registered office at Rudolf-Wissell-Straße 28, 37079 Göttingen, Germany (the “Company”). The Purchaser made an investment in the Company in 2014 based on an investment and shareholders agreement dated 31 March 2014 (deed no. H1185/2014 of notary public Thomas Haasen, Munich) and currently holds a preferred share representing around 4.76 % of the total share capital of the Company.

(B)	The Sellers now wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, all remaining shares in the Company.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms and abbreviations shall have the following meanings:

“Affiliate(s)” means any affiliated company (verbundenes Unternehmen), irrespective whether German or foreign, within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz);

“Agreement” means this share purchase agreement;

“Amendment, Assumption and Release Agreement(s)” has the meaning given in Section 4.3.1;

“Balance Sheet Date” has the meaning given in Section 7.5.1;

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch);

“Breach” has the meaning given in Section 9.1.1;

“Breach Notice” has the meaning given in Section 9.2.1;

“Business” means the Company’s business, taken as a whole, as presently conducted;

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in Munich;

“Cash Purchase Price Portion” has the meaning given in Section 4.1.1(a);

“Cash Wage Taxes” shall mean with regard to any cash payment to the Phantom Stockholders such amount which has to be withheld and paid by or on behalf of the Company to the competent Taxing Authority as Wage Tax on such payment, including Wage Tax on third party wage payments (von einem Dritten gewährter Arbeitslohn) and including Wage Tax on previous payments, transactions and/or transfers to any Phantom Stockholder to the extent the amount of Wage Tax withheld by the Purchaser on such previous payments, transactions and/or transfers falls short of the amount of Wage Tax actually due and payable for such previous payments, transactions and/or transfers. For purposes of payment of the Purchase Price, the Cash Wage Taxes shall be determined by the Purchaser based on the calculation and information provided to the Purchaser by the Company.

“[***]” has the meaning given in Section 6.2.1(k);

“[***]” means [***]

“[***]” means [***]

“Clinical Trials” has the meaning given in Section 7.13.1;

“Closing” has the meaning given in Section 6.1;

“Closing Action(s)” has the meaning given in Section 6.2.1;

“Closing Confirmation” has the meaning given in Section 6.2.3;

“Collective Agreements” has the meaning given in Section 7.14.2;

“Company” has the meaning given in Recital (A);

“Company Data” means all data and information to the extent relating to the Business and the Company, or the customers, financial statements, conditions or operations of the Company (including such data and information in the control or possession of Sellers or any such data and information obtained after the consummation of the Closing from or on behalf of the Purchaser, the Company, or any of their respective Affiliates or Representatives under this Agreement);

“Company Registered Intellectual Property Rights” has the meaning given in Section 7.10.2;

“Confidentiality Agreement” means the confidential disclosure agreement between the Parties dated 21 January 2015;

“Corporate Documents” has the meaning given in Section 7.4.2;

“Default Interest Rate” has the meaning given in Section 5.4;

“Exempted Claims” has the meaning given in Section 9.3.1;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“[***]” means [***]

“Financial Statements” has the meaning given in Section 7.5.1;

“Governmental Authority” means (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality; (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign; and (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“IBA” has the meaning given in Section 6.2.1(c);

“IBA Loan” has the meaning given in Section 6.2.1(c);

“Incentive Schemes” has the meaning given in Section 7.14.5;

“Indemnifiable Taxes” has the meaning given in Section 11.1.1;

“Intellectual Property Rights” has the meaning given in Section 7.10.2;

“Interim Period” has the meaning given in Section 8.1.1;

“Investor Documentation” has the meaning given in Section 6.2.1(e);

“Joint Representative” shall mean Dr. Lothar Germeroth.

“Key Employee Agreements” has the meaning given in Section 6.2.1(a);

“Key Employees” has the meaning given in Section 6.2.1(a);

“Leakage” has the meaning given in Section 7.6.1;

“Losses” has the meaning given in Section 9.1.2;

“Material Adverse Change” means a situation where events have occurred or been revealed which have had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets and liabilities, financial condition, results of operations, cash flows or business prospects of the Company or its ability to carry on its Business in the same manner as currently conducted;

“Material Agreements” has the meaning given in Section 7.12.1;

“Material Intellectual Property Rights” has the meaning given in Section 7.10.2;

“Milestone Notice” has the meaning given in Section 4.3.6(a);

“Milestone Notice Recipient” has the meaning given in Section 4.3.6(c);

“Milestone Notice Sender” has the meaning given in Section 4.3.6(a);

“Milestone Purchase Price(s)” has the meaning given in Section 4.1.1(b);

“Part(y/ies)” has the meaning given in the Parties’ Section;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Pension Schemes” has the meaning given in Section 7.14.4;

“Permits” has the meaning given in Section 7.17.1;

“Permitted Pre-Signing Leakage” has the meaning given in Section 7.6.2;

“Phantom Stock Agreement(s)” has the meaning given in Section 4.3.1;

“Phantom Stockholder(s)” has the meaning given in Section 4.3.1;

“Phantom Stockholder Documentation” has the meaning given in Section 6.2.1(f);

“Phantom Stockholders’ Common Stock” has the meaning given in Section 4.3.2;

“[***] Efforts” has the meaning given in Section 13.1.2(a);

“Platform Milestones” has the meaning given in Section 13.1.2;

“Platform Milestone Products” has the meaning given in Section 13.1.2(b);

“Purchase Price” has the meaning given in Section 4.1.1;

“Purchase Price Allocation” has the meaning given in Section 4.1.2;

“Purchaser” has the meaning given in the Parties’ Section;

“Purchaser’s Account” has the meaning given in Section 5.2.2;

“Purchaser’s Common Stock” has the meaning given in Section 4.1.1(a);

“Purchaser’s Representation(s)” has the meaning given in Section 12;

“Purchaser’s Representatives” means the Purchaser’s directors, officers, employees, representatives, advisors and counsel;

“Purchaser’s Tax Relief” means a relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or a right to repayment of or saving of Tax arising to the Company as a consequence of an event occurring after the Seller Period;

“Registered Intellectual Property Rights” has the meaning given in Section 7.10.1;

“Related Part(y/ies)” shall mean each Seller and persons related to any Seller (einem Verkäufer nahestehende Personen) within the meaning of Section 138 German Insolvency Code (Insolvenzordnung);

“Related Party Agreements” has the meaning given in Section 7.8.1;

“Relevant Tax Proceedings” has the meaning given in Section 11.4.1;

“[omitted] Cash Purchase Price Portion” has the meaning given in Section 4.3.5(c);

“[omitted] Portion” has the meaning given in Section 4.3.1(b);

“[***] Efforts” has the meaning given in Section 13.1.3(a);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Seller 1” has the meaning given in the Parties’ Section;

“Seller 2” has the meaning given in the Parties’ Section;

“Seller 3” has the meaning given in the Parties’ Section;

“Seller(s)” has the meaning given in the Parties’ Section;

“Seller Period” means (i) the taxable periods (Veranlagungs- bzw. Erhebungszeiträume) ending on or before the Targeted Closing Date, 24:00 hours German time and (ii) with respect to a taxable period beginning before and ending after the Targeted Closing Date, 24:00 hours German time (the “Straddle Period”), that portion of such taxable period ending on the Targeted Closing Date, 24:00 hours German time;

“Sellers’ Account” has the meaning given in Section 5.2.1;

“Sellers’ Cash Purchase Price Portion” has the meaning given in Section 4.3.5(a);

“Sellers’ Covenants” means the Sellers’ obligations under the covenants set forth under Section 8.1 through 8.2;

“Sellers’ Indemnities” means the Sellers’ obligations under the indemnities set forth under Section 8.4;

“Sellers’ Knowledge” has the meaning given in Section 7.1.2;

“Sellers’ Portion” has the meaning given in Section 4.3.6(d)(i);

“Sellers’ Representation(s)” has the meaning given in Section 7.1.1;

“Sellers’ Representatives” means the Sellers’ employees, representatives, advisors and counsel;

“Shareholder Receivables” has the meaning given in Section 6.2.1(b);

“Signing Date” has the meaning given in Section 3.3;

“Sold Seller 1 Share” has the meaning given in Section 2.2(a);

“Sold Seller 2 Share” has the meaning given in Section 2.2(b);

“Sold Seller 3 Share” has the meaning given in Section 2.2(c);

“Sold Shares” has the meaning given in Section 2.2(c);

“Sponsor” has the meaning given in Section 7.13.1;

“Sponsored Clinical Trials” has the meaning given in Section 7.13.1(a);

“Stage Clinical Milestones” has the meaning given in Section 13.1.3;

“[omitted] Cash Purchase Price Portion” has the meaning given in Section 4.3.5(b);

“[omitted] Portion” has the meaning given in Section 4.3.1;

“Stock Purchase Price Portion” has the meaning given in Section 4.1.1(a);

“Stock Wage Taxes” shall mean with regard to any transfer of the Phantom Stockholders’ Common Stock to the Phantom Stockholders such amount, which has to be withheld and paid by or on behalf of the Company to the competent Taxing Authority as Wage Tax on such transfer, including Wage Tax on third party wage payments (von einem Dritten gewährter Arbeitslohn). For purposes of payment of the Purchase Price, the Stock Wage Taxes shall be determined by the Purchaser based on the calculation and information provided to the Purchaser by the Company in line with the rules for the valuation of payments in kind (Sachbezüge) for wage tax purposes applying reasonable estimates where necessary;

“[***]” means [***]

“[***]” means [***]

“[***]” means [***]

“Targeted Closing Date” has the meaning given in Section 6.1;

“Tax” and “Taxes” shall mean (i) any tax (Steuer) within the meaning of Section 3 of the German Tax Code (Abgabenordnung), including corporate income, income, value-added, sales, stamp, salary withholding tax/wage tax, withholding tax, transfer tax and customs, and comparable payments (Geldleistungen) under the laws of any other jurisdiction and all secondary liabilities (Haftungsschulden) for such Taxes as well as (ii) the employer’s share (Arbeitgeberanteil) of social security contributions (Sozialversicherungsbeiträge) or similar public social security contributions under the laws of any jurisdiction, in each case imposed by any Taxing Authority or payable under any contractual arrangement and together with any accessory charges (steuerliche Nebenleistungen) (including penalties, fines, interest, late payment fees, surcharges or similar additions to tax) and (iii) any penalties or administrative fines for non-adequate and/or non-proper documentation of intra-group transactions and transfer prices, or due to late or inadequate filing of a Tax Return;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Tax Refund” has the meaning given in Section 11.2.1;

“Tax Return” shall mean any return, declaration, report, notice, form or information relating to any Tax to be filed, including any schedule or attachment thereto;

“Taxing Authority” shall mean any competent domestic or foreign authority in charge of imposing any Tax or any Wage Tax;

“Termination Agreements” has the meaning given in Section 6.2.1(h);

“Third Party Claim” has the meaning given in Section 9.2.2;

“Threshold Amount” has the meaning given in Section 9.3.2;

“Title Claims” has the meaning given in Section 9.3.1(a);

“Transaction” means the transactions contemplated by this Agreement;

“Transfer” has the meaning given in Section 4.3.4;

“Wage Tax” shall mean (i) any Tax and (ii) any employee’s share (Arbeitnehmeranteil) of social security contributions (Sozialversicherungsbeiträge) or similar public security contributions under the laws of any jurisdiction, in each case on wages or other employment income or otherwise in connection with any employment.

2.	CURRENT STATUS

2.1	Name, Legal Form, Registration

The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Göttingen under registration number HRB 3573 and having its registered office at Rudolf-Wissell-Straße 28, 37079 Göttingen, Germany.

2.2	Share Capital; Sold Shares

The registered share capital (Stammkapital) of the Company amounts to EUR 29,167 (in words: Euro twenty nine thousand one hundred sixty seven). It is divided into four (4) shares which are held as follows:

(a)	The share with the serial number 1 in the nominal amount of EUR 16,250 (in words: Euro sixteen thousand two hundred fifty) is held by the Seller 1 (the “Sold Seller 1 Share”).

(b)	The Share with the serial number 2 in the nominal amount of EUR 8,750 (in words: Euro eight thousand seven hundred fifty) is held by the Seller 2 (the “Sold Seller 2 Share”).

(c)	The Share with the serial number 3 in the nominal amount of EUR 2,778 (in words: Euro two thousand seven hundred seventy eight) is held by the Seller 3 (the “Sold Seller 3 Share” and together with the Sold Seller 1 Share and the Sold Seller 2 Share the “Sold Shares”).

(d)	The Share with the serial number 4 in the nominal amount of EUR 1,389 (in words: one thousand three hundred eighty nine) is already held by the Purchaser.

3.	SALE OF THE SOLD SHARES; RIGHT TO PROFITS

3.1	Sale and Purchase of the Sold Shares

3.1.1	Seller 1 hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement the Sold Seller 1 Share.

3.1.2	Seller 2 hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement the Sold Seller 2 Share.

3.1.3	Seller 3 hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement the Sold Seller 3 Share.

3.2	Assignment and Transfer of the Sold Shares

Subject to (aufschiebend bedingt auf) the satisfaction, or due waiver, of the Closing Actions,

3.2.1	Seller 1 hereby assigns (tritt ab) the Sold Seller 1 Share to the Purchaser and the Purchaser accepts such assignment;

3.2.2	Seller 2 hereby assigns (tritt ab) the Sold Seller 2 Share to the Purchaser and the Purchaser accepts such assignment; and

3.2.3	Seller 3 hereby assigns (tritt ab) the Sold Seller 3 Share to the Purchaser and the Purchaser accepts such assignment.

3.3	Ancillary Rights

The Sold Shares are sold to the Purchaser with all rights and obligations pertaining thereto, including the right to receive all profits for the Company’s current fiscal year as well as all profits for previous fiscal years of the Company not yet distributed prior to the date of this Agreement (the “Signing Date”).

3.4	Consents

3.4.1	Company Related Consents. A copy of the consent of the Company’s shareholders’ meeting to the sale and transfer of the Sold Shares (and including any required waivers regarding pre-emptive rights, options or similar rights) is attached hereto as Exhibit 3.4.1. The original of such consent has been delivered to the Purchaser on the Signing Date.

3.4.2	Company Related Waiver. A copy of the waiver of the Company regarding its preemptive rights to the Sold Shares is attached hereto as Exhibit 3.4.2. The original of such waiver has been delivered to the Purchaser on the Signing Date.

3.5	Powers of Attorney

For the period between Closing and the time at which the Purchaser is regarded as the owner of the Sold Shares vis-à-vis the Company in accordance with Section 16 para 1 sent. 1 German limited liability companies act (GmbHG), the Sellers herewith grant to the Purchaser irrevocable powers of attorney to exercise all shareholder rights, including to pass shareholders’ resolutions of all kind, but expressly excluding the right to sign a declaration of subscription (Übernahmeerklärung) on their behalf for the Company.

4.	PURCHASE PRICE FOR SOLD SHARES

4.1	Purchase Price for Sold Shares

4.1.1	Purchase Price. The purchase price for the Sold Shares (the “Purchase Price”) amounts to

(a)	(i) a fixed amount of EUR 52,500,000 (in words: Euro fifty-two million five hundred thousand) (the “Cash Purchase Price Portion”), plus (ii) a fixed amount of 486,279 (in words: four hundred and eighty-six thousand two hundred seventy-nine) new shares of common stock of the Purchaser to be issued by the Purchaser on the Targeted Closing Date (“Purchaser’s Common Stock”) in accordance with Sections 4.3.2 through 4.3.3 and 6.2.1(r) (the “Stock Purchase Price Portion”), plus

(b)	an amount of up to EUR 135,000,000 (in words: Euro one hundred thirty-five million) in accordance with and only to be paid upon achievement of the milestones relevant for the different milestone purchase prices as set forth in Exhibit 4.1.1(b) (each a “Milestone Purchase Price” and collectively the “Milestone Purchase Prices”).

4.1.2	Purchase Price Allocation. The Purchase Price shall be allocated to the Sellers as follows:

(a)	58.499532% to the Seller 1

(b)	31.499748% to the Seller 2

(c)	10.000720% to the Seller 3

4.2	No Purchase Price Adjustments

The Purchase Price is, subject to Section 4.1.1(b) only, a fixed price and is not subject to any adjustments, e.g. because of a change in the economic condition of the Company or the Business or otherwise; provided, however, that any payments by the Sellers under this Agreement for damages, indemnification, in particular under Sections 9 or 11, or otherwise shall be deemed to be, and treated as, a subsequent reduction of the Purchase Price.

4.3	Payment of Purchase Price

4.3.1	The Company has entered into (i) a phantom stock agreement with [omitted], and (ii) a phantom stock agreement with [omitted] (the phantom stock agreements mentioned under (i) and (ii) together the “Phantom Stock Agreements” and each a “Phantom Stock Agreement”; and [omitted] and [omitted] together the “Phantom Stockholders” and each a “Phantom Stockholder”). Prior to Closing, the Company and the Sellers will enter into an amendment, assumption and release agreement with each Phantom Stockholder regarding the respective Phantom Stockholder’s Phantom Stock Agreement in the form of the final draft attached hereto as Exhibit 4.3.1 (together the “Amendment, Assumption and Release Agreements” and each an “Amendment, Assumption and Release Agreement”), according to which (i) the Phantom Stock Agreements and any current and future obligations of the Company in connection therewith will be assumed by the Sellers with discharging effect for the Company, and (ii) the Phantom Stockholders will waive any and all current and future claims out of and in connection with the Phantom Stock Agreements against the Company and the Purchaser. For the avoidance of doubt, the Amendment, Assumption and Release Agreement shall not affect the Purchaser’s / Company’s obligation to make the Purchase Price payments regarding the Phantom Stockholders on behalf of the Sellers as provided for under this Agreement (including the obligation to pay any Cash Wage Taxes and any Stock Wage Taxes relating to the [omitted] Portion and the [omitted] Portion of the Purchase Price to the competent Taxing Authority in accordance with this Agreement). The Amendment, Assumption and Release Agreements will be subject to the condition precedent of the occurrence of Closing.

The Phantom Stock Agreements will be amended by the Amendment, Assumption and Release Agreements, inter alia, in a way, that

(a)	[omitted] will be entitled to claim from the Sellers a portion of 0.853883461% (the “[omitted] Portion”) of the Purchase Price; and

(b)	[omitted] will be entitled to claim from the Sellers a portion of 4.269417309% (the “[omitted] Portion”) of the Purchase Price.

In each case of Section 4.3.1(a) and 4.3.1(b) the Phantom Stockholders are, for the avoidance of doubt, also entitled to claim from the Sellers the relevant portion of the Stock Purchase Price Portion in accordance with Section 4.3.2 and the relevant portions of Milestone Purchase Prices in accordance with Section 4.3.6 below.

4.3.2	The Stock Purchase Price Portion shall be paid by the Purchaser as follows:

(a)	A total amount of 461,366 (in words: four hundred sixty-one thousand three hundred sixty-six) shares of Purchaser’s Common Stock will be paid by the Purchaser to the Sellers in the proportion described under Section 4.1.2 by issuing

(i)	269,897 (in words: two hundred sixty-nine thousand eight hundred ninety-seven) shares of Purchaser’s Common Stock to Seller 1;

(ii)	145,329 (in words: one hundred forty-five thousand three hundred twenty-nine) shares of Purchaser’s Common Stock to Seller 2;

(iii)	46,140 (in words: forty-six thousand one hundred forty) shares of Purchaser’s Common Stock to Seller 3;

(b)	an amount of 4,152 (in words: four thousand one hundred fifty-two) shares of Purchaser’s Common Stock will be paid and issued directly to [omitted] by the Purchaser on behalf of the Sellers as hereby requested by the Sellers; and

(c)	an amount of 20,761 (in words: twenty thousand seven hundred sixty-one) shares of Purchaser’s Common Stock will be paid and issued directly to [omitted] by the Purchaser on behalf of the Sellers as hereby requested by the Sellers

(the Purchaser’s Common Stock to be paid directly to the Phantom Stockholders in accordance with Sections 4.3.2(b) and 4.3.2(c) the “Phantom Stockholders’ Common Stock”).

For the avoidance of doubt, any payment of Phantom Stockholder’s Common Stock to the Phantom Stockholders on behalf of the Sellers shall be deemed to be paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) for the purposes of this Agreement.

4.3.3	The shares of Purchaser’s Common Stock to be issued to the Sellers will be annotated in the book-entry records of Purchaser’s transfer agent, or will otherwise bear a legend, to substantially the following effect:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO “LOCK-UP” RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE ISSUER’s INITIAL PUBLIC OFFERING, AS SET FORTH IN AN AGREEMENT BETWEEN THE ORIGINAL HOLDER OF THESE SHARES AND THE ISSUER OR THE UNDERWRITERS OF THE ISSUER’S INITIAL PUBLIC OFFERING AND THE ORIGINAL HOLDER OF THESE SHARES, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF MORGAN STANLEY & CO. LLC, J.P. MORGAN SECURITIES LLC AND GOLDMAN, SACHS & CO. ON BEHALF OF THE UNDERWRITERS.

THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF THE SHARE PURCHASE AGREEMENT UNDER WHICH THE SHARES ORIGINALLY WERE ISSUED. A COPY OF THE SHARE PURCHASE AGREEMENT MAY BE OBTAINED FROM THE COMPANY. ANY TRANSFER IN VIOLATION OF THE SHARE PURCHASE AGREEMENT IS VOID AND OF NO EFFECT.

The shares of Purchaser’s Common Stock to be issued to the Phantom Stockholders will only carry the first two legends above.

4.3.4	No Seller may directly or indirectly sell, assign, pledge or otherwise transfer (“Transfer”) any shares of the Purchaser’s Common Stock, or any beneficial or economic interest therein, or any voting rights, rights to dividends or other distributions, or other rights appurtenant to the Purchaser’s Common Stock, except as follows: (i) each Seller may Transfer up to 75% of the Purchaser’s Common Stock owned by him beginning on the date that is six (6) months following Closing; and (ii) each Seller may Transfer all remaining shares of the Purchaser’s Common Stock owned by him from and after the first anniversary of the Closing. For the avoidance of doubt, Section 4.1.2 shall apply also to the Stock Purchase Price Portion.

4.3.5	The Cash Purchase Price Portion shall be paid in cash by (or on behalf of) the Purchaser as follows:

(a)	An amount of EUR 49,810,267.09 (in words: Euro forty-nine million eight hundred and ten thousand two hundred sixty-seven and nine cents) of the Cash Purchase Price Portion (the “Sellers’ Cash Purchase Price Portion”) shall be paid to the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) on the Targeted Closing Date and into the Sellers’ Account in accordance with the provisions of Section 5 and Section 6.2.1(q);

(b)	as hereby requested by the Sellers, an amount of EUR 448,288.82 (in words: Euro four hundred and forty-eight thousand two hundred eighty-eight and eighty-two cents) of the Cash Purchase Price Portion less any Cash Wage Taxes and less any Stock Wage Taxes, the latter regarding the payment to [omitted] according to Section 4.3.2(b), (the “[omitted] Cash Purchase Price Portion”) shall be paid into the Sellers’ Account within the later of (i) two (2) Business Days following Closing and (ii) two (2) Business Days following the delivery of the calculation and information required to determine such Cash Wage Taxes and Stock Wage Taxes to the Purchaser by the Company (with the Company using best efforts to provide such calculation and information in due course), in each case in accordance with the provisions of Section 5 and shall then be forwarded to [omitted] by the Sellers without undue delay; and

(c)	as hereby requested by the Sellers, an amount of EUR 2,241,444.09 (in words: Euro two million two hundred forty-one thousand four hundred forty-four and nine cents) of the Cash Purchase Price Portion less any Cash Wage Taxes and less any Stock Wage Taxes, the latter regarding the payment to [omitted] according to Section 4.3.2(c), (the “[omitted] Cash Purchase Price Portion”) shall be paid into the Sellers’ Account within the later of (i) two (2) Business Days following Closing and (ii) two (2) Business Days following the delivery of the calculation and information required to determine such Cash Wage Taxes and Stock Wage Taxes to the Purchaser by the Company (with the Company using best efforts to provide such calculation and information in due course), in each case in accordance with the provisions of Section 5 and shall then be forwarded to [omitted] by the Sellers without undue delay.

For the avoidance of doubt, any payment of portions of the Cash Purchase Price Portion to the Phantom Stockholders on behalf of the Sellers in accordance with this Section 4.3.5 shall be deemed to be paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) for the purposes of this Agreement.

4.3.6	The process with regard to Milestone Purchase Prices shall be as follows:

(a)	The Parties shall keep each other informed of the status of satisfaction of the milestones described in Exhibit 4.1.1(b) and shall inform each other without undue delay (unverzüglich) as soon as they believe that a Milestone Purchase Price has become due in accordance with Exhibit 4.1.1(b) (such notice a “Milestone Notice” and the Part(y/ies) sending such Milestone Notice the “Milestone Notice Sender”).

(b)

For the purpose of assessing whether a Milestone Purchase Price has become due as well as for the resolution of potential disputes, the Purchaser grants and shall procure that the Company grants, the Joint Representative and its Sellers’ Representatives reasonable access during normal business hours to all information reasonably required for such purpose which is in the possession of the Purchaser or the Company and shall cause the managing directors and employees of the Company to give the Joint

Representative and its Sellers’ Representatives reasonable support and assistance reasonably requested by the Joint Representative. Information shared by Purchaser under this Section 4.3 shall be deemed Company Data as defined in this Agreement and shall be subject to the terms of Section 8.2.

(c)	The Part(y/ies) receiving a Milestone Notice (the “Milestone Notice Recipient”) shall inform the Milestone Notice Sender in accordance with Section 15.1 within fifteen (15) Business Days upon receipt of the Milestone Notice (i) whether they accept the Milestone Notice as binding and final or (ii) whether they reject the Milestone Notice.

(i)	Any Milestone Purchase Price accepted as binding and final by the Milestone Notice Recipient shall be due and payable thirty (30) Business Days after such acceptance has been received by the Milestone Notice Sender and shall be paid in cash by (or on behalf of) the Purchaser in accordance with Section 4.3.6(d).

(ii)	In case the Milestone Notice is rejected, both the Joint Representative and the Purchaser shall, within thirty (30) Business Days following the receipt of such rejection (or within any other period of time mutually agreed upon between the Joint Representative and the Purchaser), use all reasonable efforts to reach an agreement on the relevant Milestone Purchase Price. If and to the extent that, during such period, the Joint Representative and the Purchaser cannot reach an agreement, the question whether the relevant milestone has been met and thus whether the respective Milestone Purchase Price has become due shall be finally settled by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) in such version of those rules as is in force at the time of the arbitration proceedings without recourse to the ordinary courts of law upon request of either the Joint Representative or the Purchaser. The venue of the arbitration shall be Munich, Germany. The language of the arbitration proceedings shall be English, provided, however, that written evidence may be submitted in either the English or the German language. Any Milestone Purchase Price subject to arbitration according to this Section 4.3.6(c)(ii) (or any portion thereof) shall be due and payable within thirty (30) Business Days after the relevant Milestone Purchase Price (or any portion thereof) has been finally settled by arbitration and such settlement has been provided to the Joint Representative and the Purchaser. The relevant amount payable according to the settlement shall be paid in cash by (or on behalf of) the Purchaser in accordance with Section 4.3.6(d).

(d)	The relevant Milestone Purchase Price due and payable in accordance with this Agreement shall be paid in cash by (or on behalf of) the Purchaser as follows:

(i)	An amount equal to the relevant Milestone Purchase Price that has become due and payable in accordance with this Agreement multiplied by 94.87669923% (the “Sellers’ Portion”) shall be paid into the Sellers’ Account in accordance with the provisions of Section 5;

(ii)	an amount equal to the relevant Milestone Purchase Price that has become due and payable in accordance with this Agreement multiplied by the [omitted] Portion less any Cash Wage Taxes applicable to [omitted] shall be paid into the Sellers’ Account on behalf of the Sellers in accordance with the provisions of Section 5 as hereby requested by the Sellers; and

(iii)	an amount equal to the relevant Milestone Purchase Price that has become due and payable in accordance with this Agreement multiplied by the [omitted] Portion less any Cash Wage Taxes applicable to [omitted] shall be paid into the Sellers’ Account on behalf of the Sellers in accordance with the provisions of Section 5 as hereby requested by the Sellers.

For the avoidance of doubt, any payment of portions of any Milestone Purchase Price to the Phantom Stockholders on behalf of the Sellers in accordance with this Section 4.3.6 shall be deemed to be paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) for the purposes of this Agreement.

4.3.7	Purchaser shall, at its election, pay the Cash Wage Taxes and the Stock Wage Taxes which it has withheld either to the Company or, on behalf of the Company, to the competent Taxing Authority office when such Taxes become due and payable. For the avoidance of doubt, any Cash Wage Taxes and/or Stock Wage Taxes withheld in accordance with this Agreement shall be deemed to be paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) for the purposes of this Agreement.

5.	RULES FOR PAYMENT

5.1	Modes of Payment

With the exception of the Stock Purchase Price Portion, any payments under or in connection with this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

5.2	Accounts

5.2.1	Sellers’ Account. All cash payments owed by the Purchaser to the Sellers under or in connection with this Agreement, including, for the avoidance of doubt, cash payments for which the Sellers have requested from the Purchaser to make such payments to [omitted] and/or [omitted] on their behalf, shall be paid to the following bank account or to any other bank account in the European Union notified by the Joint Representative in writing at least ten (10) Business Days prior to the due date of such payment (the “Sellers’ Account”):

Bank Name: Hypo Vereinsbank

IBAN: DE32700202700015376393

Swift Code / BIC: HYVEDEMMXXX

Location: 35005 – Filiale Promedadeplatz Kasse KF 14 – München

Credit to the Account of: m law group Partnerschaft von Rechtsanwälten Besner Kremer

Account Number: [omitted]

Bank Code: [omitted]

Any payment made to the Sellers’ Account shall have a releasing effect (befreiende Wirkung) for the Purchaser vis-à-vis the Sellers, and shall be deemed to have been paid to, and received by, by the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof).

5.2.2	Purchaser’s Account. All payments owed by any Seller to the Purchaser under or in connection with this Agreement shall be paid to the following bank account or any other bank account notified by the Purchaser in writing at least five (5) Business Days prior to the due date of such payment (the “Purchaser’s Account”):

Bank Name: JPMorgan Chase Bank, N.A.

ABA/Routing Number: 021000021

Swift Code: CHASUS33

Location: New York, NY

Credit to the Account of: Juno Therapeutics, Inc.

Account Number: [omitted]

5.3	No Set-Off; No Right of Retention

5.3.1	Except as provided otherwise herein, no Party shall be entitled (i) to set off (aufrechnen) any rights or claims it may have against any rights or claims the respective other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off (including, for payment claims, the amount) or the right of retention (Zurückbehaltungsrecht) have been acknowledged (anerkannt) in writing by the respective other Party or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

5.3.2	However, the Purchaser shall be entitled to refuse to perform the payment of any Milestone Purchase Price (or any portion thereof) on the grounds of a right of retention (Zurückbehaltungsrecht) without a prior acknowledgement of the Sellers or a final decision of a court or arbitral tribunal being required, provided and to the extent that,

(a)	the Purchaser provides the Joint Representative with a Breach Notice in accordance with Section 9.2.1,

(b)	(i) the claim underlying the Breach Notice is not fully satisfied by the Sellers within a period of thirty (30) calendar days after the receipt of a Breach Notice, (ii) remediation of such claim is impossible, or (iii) remediation of such claim is refused in writing by the Joint Representative;

(c)	the Purchaser and the Joint Representative are not able to resolve their dispute regarding the claim underlying the Breach Notice within a time period of further thirty (30) calendar days; and

(d)	the Purchaser formally initiates an arbitration proceeding as provided for in Section 15.9.2 below if the Parties are not be able to resolve their dispute in good faith within the additional time period set forth in the Section 5.3.2(c).

For the avoidance of doubt, if the Purchaser has complied with the process outlined above, the Purchaser shall be entitled retention rights retroactively from the moment in time when the respective Milestone Purchase Price has become due. Any retention rights pursuant to this Section 5.3.2 shall, for the avoidance of doubt, also apply to any payments to be made to Phantom Stockholders on behalf and at the request of the Sellers.

5.4	Default Interest

Any failure by a Party to make any payment under this Agreement on the date when it comes due in accordance with this Agreement shall result in such Party’s immediate default (Verzug), without any reminder (Mahnung) being required. Any cash payments due under this Agreement shall bear default interest (Verzugszins) from but excluding the date it becomes due until and excluding the date of actual receipt an interest rate of five (5) percentage points per annum above base interest rate (Basiszinssatz) (the “Default Interest Rate”). Section 288 para 5 BGB shall apply.

5.5	Calculation of Interest

Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

6.	CLOSING AND CLOSING ACTIONS

6.1	Place and Time of Closing

The consummation of the transactions contemplated under this Agreement (the “Closing”) shall occur at the offices of the notary (Notariat am Alstertor 14), Alstertor 14, 20095 Hamburg, Germany

(a)	immediately following the execution of this Agreement, or

(b)	at any other time, date or place mutually agreed upon in writing by the Parties

(the “Targeted Closing Date”).

6.2	Closing

6.2.1	Closing Actions. On the Targeted Closing Date, the Sellers and the Purchaser (as the case may be) shall take, or cause to be taken, the following actions and in the following order (collectively the “Closing Actions” and each a “Closing Action”):

(a)	The Sellers shall deliver to the Purchaser originals of the executed new employment agreements between the Company and the employees of the Company identified on Exhibit 6.2.1(a)-1 (the “Key Employees”) in the form of the final drafts attached hereto as Exhibit 6.2.1(a)-2 (the “Key Employee Agreements”). For the avoidance of doubt, the new managing director’s service agreement with Seller 2 shall only be executed and delivered to the Purchaser following the execution of the shareholders’ resolution mentioned in Section 6.2.1(n).

(b)	The Sellers shall deliver to the Purchaser executed original versions of confirmations of each Seller, stating that (i) any and all receivables and claims of any Seller against the Company, regardless of the legal cause, (such receivables and claims together the “Shareholder Receivables”) have been satisfied by the Company in full and that (ii) they waive any further claims they may have against the Company whatsoever, except for potential claims incurred post-Closing under the Related Party Agreements to which they are a party; each as set forth on Exhibit 6.2.1(b).

(c)	The Sellers shall deliver to the Purchaser the executed original of the confirmation by IBA GmbH (“IBA”) a final draft of which is attached hereto as Exhibit 6.2.1(c), stating that (i) IBA has received all outstanding amounts under the loan granted to the Company under the loan agreement dated 1 January 2011 (the “IBA Loan”), (ii) any collateral securing the IBA Loan (if any) has been released and that (iii) IBA does not hold any further claims against the Company whatsoever, except for claims resulting from the Related Party Agreements to which IBA is a party.

(d)	The Sellers shall deliver to the Purchaser executed original versions of the Amendment, Assumption and Release Agreements.

(e)	The Sellers shall deliver to the Purchaser the complete and executed original versions of (i) an accredited investor questionnaire and (ii) an underwriter lockup agreement, (i) and (ii) each in the form of the final drafts attached hereto as Exhibit 6.2.1(e) ((i) and (ii) together the “Investor Documentation”).

(f)	The Sellers shall deliver to the Purchaser, for each Phantom Stockholder, the complete and executed original versions of (i) an investment representation agreement and (ii) an underwriter lockup agreement, (i) and (ii) each in the form of the respective final draft attached hereto as Exhibit 6.2.1(f) ((i) and (ii) together the “Phantom Stockholder Documentation”).

(g)	The Sellers shall deliver to the Purchaser the executed original of the confirmation a copy of which is attached hereto as Exhibit 6.2.1(g), stating that that the loans granted to Epomedics GmbH under loan agreements dated 10 March 2014 and 1 July 2014 have been repaid to the Company in full (including any interest accrued thereon).

(h)	The Sellers shall deliver to the Purchaser the complete and executed original versions of the termination agreements and the termination letter, copies of which are attached hereto as Exhibit 6.2.1(h)-1 (the “Termination Agreements”), reflecting the termination of the employment relationship between the Company and the employees listed on Exhibit 6.2.1(h)-2.

(i)	[Intentionally left blank]

(j)	The Sellers shall deliver to the Purchaser the complete and executed original version of the amendment agreements regarding the existing [***] between the Company and IBA in the form of the final drafts attached hereto as Exhibit 6.2.1(j).

(k)	The Sellers shall deliver to the Purchaser the complete and executed original version of the amendment agreement regarding the existing [***] in the form of the final draft attached hereto as Exhibit 6.2.1(k).

(l)	The Sellers shall deliver to the Purchaser the executed original of a confirmation of [***] in the form of the final draft attached hereto as Exhibit 6.2.1(l), stating that [***] does not hold any claims against the Company whatsoever, except for claims resulting from the new agreement to be entered into in accordance with Section 6.2.1(k).

(m)	The Sellers shall deliver to the Purchaser the complete and executed original version of the supply agreement in the form of the final draft attached hereto as Exhibit 6.2.1(m).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(n)	The Sellers and the Purchaser shall pass a shareholders’ resolution, a final draft of which is attached hereto as Exhibit 6.2.1(n), according to which all members of the management board and the advisory board of the Company (with the exception of Seller 2 who will remain to be managing director of the Company following Closing) will be removed with immediate effect and Mr. Hans Bishop will be appointed as an additional managing director of the Company. The Sellers and the Purchaser shall execute the new managing director’s service agreement between the Company with Seller 2 in the form of the final draft attached hereto as part of Exhibit 6.2.1(a) and an executed version shall be delivered to Purchaser.

(o)	The Sellers shall deliver to the Purchaser the complete and executed original version of the option agreement relating to [***] in the form of the final draft attached hereto as Exhibit 6.2.1(o).

(p)	Seller 2 shall hand over the original of the termination letter, a draft of which is attached hereto as Exhibit 6.2.1(p), to the Notary with the instruction to courier such letter to the addressee named therein upon the Notary’s receipt of the executed Closing Confirmation.

(q)	The Purchaser shall pay the Sellers’ Cash Purchase Price Portion to the Sellers’ Account in accordance with Sections 4.3.5(a) and 5.1.

(r)	The Purchaser shall issue to each Seller and each Phantom Stockholder, and reflected in book-entry form for the account of each Seller and each Phantom Stockholder in the records of Purchaser’s stock transfer agent, the shares of Purchaser’s Common Stock provided in accordance with Sections 4.1.1(a) and 4.3.2 through 4.3.3.

6.2.2	Waiver of Closing Actions. All Closing Actions may be waived, in full or in part, at any time by mutual written agreement of the Joint Representative and the Purchaser. The Purchaser shall be entitled to unilaterally waive, in full or in part, the Closing Actions set forth in Sections 6.2.1(a) through 6.2.1(p) at any time by giving signed written notice to the Joint Representative to such effect. The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Targeted Closing Date and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

6.2.3	Closing Confirmation. Immediately after all Closing Actions have been taken or occurred or have been waived, the Parties shall confirm in a written document, to be jointly executed (in duplicate) by the Joint Representative and the Purchaser substantially in the form attached as Exhibit 6.2.3 (the “Closing Confirmation”), that all Closing Actions have been duly taken, occurred or waived and that Closing has therefore occurred. The legal effect of the Closing Confirmation shall be to serve as evidence that all Closing Actions have been satisfied or waived, and a copy of the Closing Confirmation shall be provided to the acting notary public. However, the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law. The Sellers and the Purchaser hereby instruct the acting notary public, after having been provided with a copy of the Closing Confirmation, to promptly submit a new shareholders’ list of the Company reflecting the transfer of the Sold Shares to the Purchaser to the commercial register of the Company.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3	Consequences of Non-Satisfaction of Closing Actions

6.3.1	Termination Rights. In the event that the Closing Actions are not all satisfied or waived in accordance with this Agreement before the end of the fifth (5th) Business Day after the Targeted Closing Date,

(a)	the Sellers (only jointly) may terminate this Agreement (zurücktreten) by giving written notice thereof to the Purchaser, unless the non-satisfaction of the relevant Closing Action(s) was caused by a breach of the Sellers’ obligations provided for hereunder; and

(b)	the Purchaser may terminate this Agreement (zurücktreten) by giving written notice thereof to the Joint Representative, unless the non-satisfaction of the relevant Closing Actions(s) was caused by a breach of the Purchaser’s obligations provided for hereunder, provided that any right of a Party to terminate this Agreement pursuant to this Section 6.3.1 shall cease (verfallen) upon the earlier of (i) the respective Closing Actions, the non-satisfaction of which entitles the Party to such termination, being satisfied or duly waived, and (ii) the occurrence of the Closing. For the avoidance of doubt, the right of either Party to seek, instead of exercising the termination right provided for hereunder, specific performance with respect to the Closing Actions to be satisfied by the other Party on the Targeted Closing Date shall remain unaffected.

6.3.2	Consequences of Termination. In the event of a termination of this Agreement (Rücktritt) in accordance with, and except as otherwise provided in, this Section 6.3 the Parties shall have no claims and liability against each other except that

(a)	any liability of any Party for damages already due on the date of termination or damages for a willful breach of any covenants of this Agreement shall remain unaffected,

(b)	Section 15 of this Agreement shall survive and remain in full force and effect also after such termination (Rücktritt); and

(c)	the obligations and liabilities of the Parties under the Confidentiality Agreement shall revive (wiederaufleben) and remain in full force and effect for a period of twelve (12) months after the date of such termination (Rücktritt).

7.	SELLERS’ REPRESENTATIONS AND WARRANTIES

7.1	General

7.1.1	Form and Date. The Sellers hereby represent to the Purchaser in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 BGB that the statements in Section 7.2 through Section 7.20 (collectively the “Sellers’ Representations” and each a “Sellers’ Representation”) are correct as of Closing, unless it is specifically provided that a Sellers’ Representation is made as of a different or additional date or dates, in which case such Sellers’ Representation shall be correct as of such different or additional date or dates. The Parties agree and explicitly confirm that no Sellers’ Representation shall be construed as a guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 BGB.

7.1.2	Sellers’ Knowledge. For purposes of and in connection with this Agreement, “Sellers’ Knowledge” means [***].

7.2	Status of the Sellers

7.2.1	Due Authorization. The Sellers have obtained all required approvals for the execution of this Agreement and the consummation of the Transaction.

7.2.2	No Insolvency. According to Sellers’ Knowledge, no insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to any Seller. No Seller is unable to pay his debts (zahlungsunfähig) or over-indebted (überschuldet).

7.2.3	No Violation of Laws or Orders. No Seller requires any approval or consent or waiver from any Governmental Authority or third party (in particular no spouse consent according to Section 1365 BGB) to enter into this Agreement and to consummate the Transaction. The execution and consummation of this Agreement by the Sellers and the performance of the Transaction does not violate any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which any Seller is bound, and there are no proceedings or investigations pending or threatened against any Seller which seek to prevent or materially delay the consummation of the Transaction.

7.2.4	Binding Agreement. This Agreement has been duly executed by the Sellers and constitutes binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms and conditions.

7.3	Title to Sold Shares; Acquisition of Purchaser’s Common Stock

7.3.1	Valid Issuance. The Sold Shares are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up. There are no obligations to make further contributions (keine Nachschusspflichten) on the Sold Shares. All non-cash contributions (if any) have been made at values not exceeding the fair market value of such contribution. In particular, no hidden distributions of profits (verdeckte Gewinnausschüttung) or hidden contributions in kind have been made.

7.3.2	Ownership of Sold Shares; No Rights of Third Parties. The Sellers own their respective Sold Shares, free and clear of any encumbrances (dingliche Belastungen) and pending assignments and, subject to Corporate Documents, there are no preemptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sold Shares.

7.3.3	No Third Party Rights. Subject to the Corporate Documents, (i) the Sold Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options, subscription rights or rights of any third party (including any Seller) to purchase or acquire any of the Sold Shares and (ii) no Seller is bound by any agreement, including voting trust agreements (Stimmbindungsverträge) or sub-participation agreements (Unterbeteiligungsverträge), or any restriction or obligation relating to the exercise of any rights under the Sold Shares.

7.3.4	Entire Share Capital. The Sold Shares and the share with the serial number 4 (which is held by the Purchaser) represent all of the issued and outstanding shares in the Company and there are no agreements or commitments, providing for the issuance of additional shares in the Company.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3.5	Purchaser’s Common Stock. The Sellers will acquire the Purchaser’s Common Stock for their own account for investment purposes only, and not with a view to or for public sale or distribution in whole or in part directly or indirectly (including by way of equity syndication) prior to the expiration of the relevant holding periods set forth in Section 4.3.4. The Sellers are “accredited investors” as defined in Regulation D under the Securities Act of 1933, as amended.

7.4	Status of the Company

7.4.1	Corporate Status. The statements in Sections 2.1 and 2.2 above are correct. The Company has been been duly incorporated and is validly existing and has all corporate powers to conduct its Business. At no time have events occurred with respect to the Company that would qualify as a so-called new economic formation (wirtschaftliche Neugründung) under German law.

7.4.2	Corporate Documents. Exhibit 7.4.2 contains true and complete copies of the most recent articles of association and by-laws as well as all shareholder, joint venture, consortium agreements or similar agreements, respectively, of, or with respect to, the Company (the documents required to be disclosed in Exhibit 7.4.2 the “Corporate Documents”). The Corporate Documents have not been amended by shareholder resolutions or otherwise and no side agreements thereto exist. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register or with any other competent authority in respect of the Company that have not yet been registered.

7.4.3	No Third Party Rights. Except as disclosed in Exhibit 7.4.3 no parties other than the Sellers and the Purchaser hold direct or indirect participations or interests of whatever kind in (or options, warrants or other convertible securities with respect to) the Company, and there are no other claims of third parties with respect to such participations. The Company is not a party to any agreement that grants any third party (including any of the Sellers) any rights with respect to the corporate governance or the profits (or a portion thereof), including enterprise agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (AktG) (as applied by analogy), silent partnership agreements (stille Beteiligungsverträge) and similar agreements.

7.4.4	No Insolvency or Similar. No application for the commencement of insolvency, reorganization, liquidation or similar proceedings (whether mandatory or voluntary) over the assets of the Company has been filed, nor is such filing required, nor are such proceedings pending or have been rejected on account of a lack of assets. The Company did not enter into any moratorium agreement or similar agreement with its creditors. It has not stopped or suspended payment of its debts or become unable to pay its debts. It has also not otherwise become insolvent in Germany and, to Sellers’ Knowledge, in any other jurisdiction. No assets of the Company have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending with respect to the Company or its assets. There are no facts or events which may reasonable be expected to result in any proceedings, events or circumstances as referred to in this Section 7.4.4.

7.4.5	No Subsidiaries. The Company does not, directly or indirectly, hold any shares or equity interest or participation rights in any legal entity or partnership.

7.4.6	No Shareholder Receivables or Third Party Loans. The Company has repaid any and all credit facilities and other financial debt granted to the Company in full prior to the Signing Date, including the IBA Loan and the Shareholder Receivables except as set forth in Exhibit 6.2.1(b) and in Exhibit 6.2.1(c). Neither any Seller nor any third party holds any claims against the Company resulting from loan or other credit facilities.

7.5	Financial Statements; No Undisclosed Liabilities

7.5.1	Financial Statements. The audited financial statements of the Company for the fiscal year ending on 31 December 2014 (the “Balance Sheet Date”) attached hereto as Exhibit 7.5.1 (the “Financial Statements”) have been prepared in accordance with the statutory provisions of German law and Germany’s generally accepted accounting principles consistent with past practices (including the consistent use of any discretionary rights – Bilanzierungs- und Bewertungswahlrechte). True and complete copies of the Financial Statements have been delivered to the Purchaser prior to the date hereof.

7.5.2	True and Fair View. The Financial Statements present in all material respects a true and fair view of the net assets, financial position, cash-flows and results of operations (Vermögens-, Finanz- und Ertragslage) of the Company as of, and with respect to the financial year ending on 31 December 2014. To Sellers’ Knowledge there are, as of the date hereof, no facts which would require a change of the Financial Statements if such facts had been known at the time when they were prepared.

7.5.3	Books and Records. All books and records (including accounting and tax records) of the Company have been properly kept in accordance with applicable law and accurately reflect all transactions that are required to be reflected therein pursuant to any applicable law and accounting principles. Such books and records are in the unrestricted possession of the Company.

7.5.4	No Undisclosed Liabilities. To Sellers’ Knowledge, the Company has no liability (whether known or unknown, absolute or contingent) incurred prior to Closing or resulting from any action or omission prior to Closing, other than (i) liabilities reflected in the Financial Statements, (ii) liabilities that are required to be disclosed in this Agreement under any other provision hereof and that are so disclosed, and (iii) liabilities incurred in the ordinary course of business of the Company consistent with past practice after the relevant balance sheet date.

7.6	No Leakage

7.6.1	Since the Balance Sheet Date through the Signing Date, no Leakage, other than Permitted Pre-Signing Leakage has occurred with respect to the Company. For purposes of this Agreement “Leakage” means

(a)	the payment, resolution or declaration of any dividend or similar distributions by the Company or any form of hidden profit distribution to any Related Party or third party, including any withdrawals (Entnahmen);

(b)	a reduction of the share capital or a redemption of the shares of the Company;

(c)	any transaction with or for the benefit of, or payment to or for the benefit of, any Related Party (including the grant of loans);

(d)	any payment to third parties, whether through the grant of loans or otherwise that is made outside the ordinary course of business consistent with past practice;

(e)	any assumption or fulfillment by the Company of liabilities of any Related Party;

(f)	any transaction by the Company for the benefit of any Related Party;

(g)	any waiver by the Company of a claim against any Related Party;

(h)	the payment of any expenses in connection with the transactions contemplated by this Agreement except for audit fees, attorney, patent, tax and other due diligence cost and 2014 bonus payments that were paid on an accelerated basis in contemplation of the Transaction in the aggregate amount of up to EUR 150,000 (in words: Euro one hundred fifty thousand); for the avoidance of doubt, Section 11 (Taxes) shall remain unaffected; and/or

(i)	any commitments for any of the items under (a) through (h).

7.6.2	For purposes of this Agreement “Permitted Pre-Signing Leakage” shall mean

(a)	any transactions required of the Company by this Agreement;

(b)	any payments (or commitment to pay) at arm’s length terms to a Related Party under the Related Party Agreements;

(c)	any of the actions, transactions and commitments disclosed in Exhibit 7.6.2(c).

7.7	No Additional Indebtedness

The Company has no Financial Indebtedness towards any third party (including any Related Party). “Financial Indebtedness” means any long term or short term financial indebtedness and obligations (and incurrence of any obligation to that effect) of any sort, including (i) under loans, facilities, overdrafts or used lines of credit, shareholders loans and any other item having the commercial effect of a borrowing, (ii) under bonds of any nature, including convertible bonds or bonds with attached warrants, (iii) under financings based on receivables such as factoring, securitization of assets and discounted trade receivables, (iv) under financing leases, sale and lease back transactions and hire purchase contracts, (v) under deferred or conditional payments for the acquisition of fixed assets, (vi) under reimbursable subsidies and aids from any Governmental Authority, (vii) under guarantees and other similar off-balance sheet commitments for third party debt, (viii) under financial products (in particular derivatives) such as options, swaps, hedges and futures, and (ix) any expenses borne or to be borne by the Company in connection with the preparation of and entering into this Agreement and the performance of the Transaction; and (x) all interest on the items set forth under (i) through (ix).

7.8	Related Party Agreements

7.8.1	Related Party Agreements. Exhibit 7.8.1 contains a true and complete list of all written and non-written agreements, arrangements and other legal relationships (i) between the Company and a Related Party, and/or (ii) to which the Company is a party and which are for the benefit of a Related Party (as third party beneficiary or otherwise), and/or (iii) to which any Related Party is a party and which are for the benefit of the Company (as third party beneficiary or otherwise) (the agreements, arrangements and legal relationships required to be disclosed under (i) through (iii) the “Related Party Agreements”).

7.8.2	Disclosure, No Violation; No Breach. True and complete copies of all written Related Party Agreements have been delivered to the Purchaser prior to the Signing Date and the Purchaser has been fully and accurately informed of the terms of any non-written Related Party Agreements. Neither the Company nor the Related Parties are in breach of the Related Party Agreements, have given or received a notice of termination of such agreements or intend to terminate such agreements. Neither the execution of this Agreement nor the consummation of the Transaction will constitute a breach or default under, or result in the termination or modification of, any Related Party Agreement.

7.9	Conduct of Business since the Balance Sheet Date

Except as disclosed in Exhibit 7.9, since the Balance Sheet Date through the Signing Date (i) the Business has been conducted in the ordinary course of business in a manner consistent with past practice and with the care of a prudent business man, (ii) the Company has used reasonable best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of its present directors, officers and employees, (iii) the Company’s capital expenditure and working capital have been maintained on a normal level, consistent with the requirements of the Business and (iv) no events have occurred or been revealed which have constituted, or may reasonably be expected to have constituted, individually or in the aggregate, a Material Adverse Change. Without limiting the generality of the foregoing, in the period between the Balance Sheet Date and the Signing Date, there has not been (and neither the Company nor the Sellers have incurred any obligation with respect to):

(a)	any amendment of the corporate documents of the Company, any recapitalization, reorganization or corporate restructuring of the Company, or any merger or similar business combination between the Company and any third party;

(b)	any declaration or payment of any dividend or profit transfer or any other distribution with respect to any shares in the Company; any repayment, redemption or other acquisition by the Company of such shares;

(c)	any acquisition or divestiture by the Company of a shareholding or, business or real estate (irrespective of the value) or of an asset with a value in excess of EUR 50,000 (in words: Euro fifty thousand);

(d)	any incurrence by the Company of Financial Indebtedness in addition to any indebtedness or guarantee shown or disclosed in the Financial Statements, other than any indebtedness incurred under existing credit lines incurred in the ordinary course of business;

(e)	Subject to Sections 6.2.1(a) and 6.2.1(h), no employment terms of any Key Employee (including by any change in any severance agreement with such Key Employee) or other employee of the Company have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to this Agreement or the transactions contemplated hereby or otherwise outside of the ordinary course of business, or not consistent with past practice;

(f)	any damage, destruction or other casualty loss (whether or not covered by insurance) exceeding EUR 25,000 (in words: Euro twenty five thousand) (individually or in the aggregate);

(g)	Subject to Sections 6.2.1(a) and 6.2.1(h), any hiring, promotion or termination of any employee; any change in any compensation or benefit of any employee, other than regular salary increases in the ordinary course of business, consistent with past practice;

(h)	any material dispute with labor unions, workers councils or other employee representatives affecting the Company;

(i)	any lay-off or other restructuring affecting a significant part of the workforce of the Company;

(j)	capital expenditure in excess of EUR 50,000 (in words: Euro fifty thousand) (individually or in the aggregate);

(k)	any material change in any method of accounting or accounting practice or policy; and

(l)	any entering into, termination of or amendment (other than non-material amendments in the ordinary course of business, consistent with past practice) to any Material Agreement, Pension Scheme, Collective Agreement, Incentive Scheme or Related Party Agreement by or affecting the Company.

7.10	Intellectual Property

7.10.1	Registered Intellectual Property Rights. “Registered Intellectual Property Rights” means all registered Intellectual Property Rights (including trademarks (Warenzeichen), patents (Patente), utility patents (Gebrauchsmuster), design patents (Geschmacksmuster), trade names, domain names and copyrights), including applications therefore, which are owned by, or registered or filed for registration on behalf of the Company (alone or jointly with third parties) or which have been licensed to or are being used by the Company. Exhibit 7.10.1 contains a true and complete list of Registered Intellectual Property Rights, specifying in each case (i) the nature of such right, (ii) the owner of the respective right, (iii) the respective jurisdiction, in which such right is registered or where the registration has been applied for (together with the registration or application number), and (iv) the termination or expiration date of such registration. The Company has taken all actions required in order to maintain the Registered Intellectual Property Rights, including the timely payment of all applicable registration and other fees. To Sellers’ Knowledge, no circumstances exist that could be reasonably expected to have the effect that a pending application of the Company for an Intellectual Property Right or for registration of an Intellectual Property Right may not result in the grant of the Intellectual Property Right or the registration applied for.

7.10.2	Ownership; Sufficiency. The Company owns, or lawfully uses all Registered Intellectual Property Rights and all unregistered Intellectual Property Rights, which are required or used for carrying on its Business and/or are [***]. The Registered Intellectual Property Rights and unregistered Intellectual Property Rights referred to in the previous sentence are collectively referred to as the “Material Intellectual Property Rights”. Material Intellectual Property Rights includes all Intellectual Property Rights. “Intellectual Property Rights” means all intellectual property rights worldwide, including (i) all German, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations, mask works, mask work registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all domain names, universal resource locators and other names and locators associated with the Internet; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world. Any and all Registered Intellectual Property Rights for which the Company is listed as an owner, assignee, or applicant in Exhibit 7.10.1, and including any and all intellectual property and rights therein, issuing therefrom, claiming priority thereto, and/or sharing common priority therewith, worldwide (“Company Registered Intellectual Property Rights”), are owned exclusively by the Company, free and clear of any attachments, liens, encumbrances, and claims. No person or entity has any interest, right, or license in or to, or any present or future right or actionable claim to assignment of or ownership interest in or to, any such Company Registered Intellectual Property Rights, except pursuant to a Material Agreement listed in Exhibit 7.10.6. No person or entity has any present or future right to use or license to others any Company Registered Intellectual Property Rights, except pursuant to a Material Agreement listed in Exhibit 7.10.6. All Company Registered Intellectual Property Rights will be fully transferable, alienable and licensable by Purchaser without restriction and without payment of any kind to any third party, except pursuant to a Material Agreement listed in Exhibit 7.10.6.

7.10.3	No Infringement of third party intellectual property.

(a)	Except as disclosed in Exhibit 7.10.3(a), no Material Intellectual Property Rights owned by or used by the Company are subject to any infringement proceedings and no infringements have been alleged by third parties vis-à-vis the Company or a Seller which could lead to such proceedings, nor are there to Sellers’ Knowledge, any circumstances which may make the rights be subject of any infringement or give rise to a cancellation or restriction of the use thereof.

(b)	The Company uses, and has used, any Material Intellectual Property Rights licensed by it in full compliance with the respective license conditions. Except as disclosed in Exhibit 7.10.3(a) and [***], the Company does not infringe, and has not prior to the Signing Date infringed, any Intellectual Property Rights of any third party and no third party has claimed that the Company has infringed its Intellectual Property Rights or request or receive indemnification payments from the Company or the Sellers with respect to such rights.

(c)	Except as disclosed in Exhibit 7.10.3(a) and [***], the operation of the Company’s Business, and the development, use, manufacture, marketing, distribution, import or sale of any products as conducted and contemplated to be conducted by the Company as of the Signing Date do not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the intellectual property of any third party.

(d)	Except as disclosed in Exhibit 7.10.3(a), [***] no action or claim is pending, or has been threatened in writing, alleging that the Company operations and Business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the intellectual property of any third party, or that challenges or seeks to deny or restrict the exclusive ownership by or (exclusive, as applicable) license rights of the Company of any of the Material Intellectual Property Rights.

(e)	Except as disclosed in Exhibit 7.10.3(a), the Company has not received any written notice, demand, or request from any third party that the Company cease and desist the use of any intellectual property of, or license and intellectual property in conflict with the terms of any license or other agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)	The Company has not agreed and is not otherwise obligated to indemnify and is not otherwise obligated to a covenant not to sue any third party for or against any infringement, misappropriation, or other violation of any Material Intellectual Property Rights or any intellectual property of any third party.

(g)	The Company is not obligated to provide any payments or account to any third party with respect to any exercise of Intellectual Property Rights by the Company, or any successor to the Company, under any Material Intellectual Property Rights.

7.10.4	Unrestricted Use. Subject to the Material Agreements, the Material Intellectual Property Rights can be used and out-licensed by the Company without restrictions and are not subject to judgments, orders or decrees or any pending proceedings for opposition, cancellation, revocation or rectification.

7.10.5	Filing, Prosecution and Recordation. All required documents, recordations and certificates in connection with the Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities for the purposes of prosecuting, maintaining and perfecting such Intellectual Property Rights. To the Sellers’ Knowledge, no inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed in the prosecution of any patent applications within any Material Intellectual Property Rights.

7.10.6	Options. Except as disclosed in Exhibit 7.10.6, the Company is not a party to any written agreement under which it has granted any outstanding options, licenses, covenants, liens, or other rights of any kind relating to the Material Intellectual Property Rights nor is the Company bound by or a party to any written agreement under which it has received options, licenses, or other rights of any kind with respect to the Intellectual Property Rights of any third party.

7.10.7	No Retained Rights. Except as disclosed in Exhibit 7.10.7, no Related Party nor any (present or former) director, officer or employee of the Company has any rights or claims against the Company with respect to any Material Intellectual Property Right. No Related Party owns any Intellectual Property Right which would, at any time, restrict or affect the Company’s ability to carry on its Business. Except as disclosed in Exhibit 7.10.7, the Sellers have received full payment for any Intellectual Property Rights they have transferred to the Company and the Company has no further obligations to the Sellers or other Related Parties with respect to such rights.

7.10.8	Protection of Know-How. The Company has taken appropriate measures in accordance with normal industry practice to protect its know-how (including through confidentiality obligations in the employment contracts and consultant and contractor contracts).

7.10.9	Validity. To Sellers’ Knowledge, none of the Material Intellectual Property Rights are invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors), and to the Sellers’ Knowledge, no action or claim is pending or threatened alleging that any Material Intellectual Property Rights is invalid or unenforceable in whole or in part.

7.10.10	No Infringement by Third Parties. Except as disclosed in Exhibit 7.10.10, to the Sellers’ Knowledge, no person is engaging in any activity that infringes, misappropriates or otherwise violates the Material Intellectual Property Rights, and no threat, notice, demand or other communication (oral or written) to that effect has been made by the Company against any person. Except as disclosed in Exhibit 7.10.10, neither the Company nor to Sellers’ Knowledge any of its licensors, to the extent of exclusive rights held by the Company, has granted any license or other right to any third party with respect to the Material Intellectual Property Rights.

7.10.11	Employees. To the Sellers’ Knowledge, none of its present or former employees, officers, directors, agents or consultants, or those of their licensors, is: (i) subject to confidentiality or non-compete restrictions in favor of any third person the breach of which would subject the Company to any material liability; or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any Governmental Authority, that would interfere with their duties to the Company or that would conflict with the Company’s Business.

7.10.12	Confidential Information. Each of the Company and to the Sellers’ Knowledge any exclusive licensor of the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its intellectual property and other confidential information. To the Sellers’ Knowledge: (i) there has been no disclosure (except with a non-disclosure agreement in place governing such disclosure), misappropriation, misuse or breach of confidentiality of any Material Intellectual Property Rights or confidential information of the Company by any employee or officer of or consultant to the Company, or by any other person; (ii) no employee, independent contractor or agent of the Company has misappropriated, misused or breached the confidentiality of any intellectual property or confidential information of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company, nor any exclusive licensor of the Company, is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Material Intellectual Property Rights.

7.10.13	Closing. Neither the execution, delivery or performance of this Agreement nor the Closing will, with or without notice or the lapse of time, result in a breach, violation or conflict with any agreement concerning the Material Intellectual Property Rights or require consent for assignment, or result in or give any other person the right to cause: (i) a loss of, or lien on, any Material Intellectual Property Rights, or any Material Intellectual Property Rights to cease to be valid and enforceable rights of the Company; (ii) the release, disclosure or delivery of any Material Intellectual Property Rights by any escrow agent or to any other person; or (iii) the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Material Intellectual Property Rights, or impair the right of the Company (or the Purchaser after the Closing) to use, possess, sell or license, without restriction, any Material Intellectual Property Rights or any portion thereof.

7.10.14	Industry Standards. Neither the Company nor any of the Sellers, is or has ever been a member or promoter of, user of, or a contributor to, any industry standards body or similar organization (including any “open source” software compendium or collaboration or other group or organization) that could compel the Company or such Subsidiary or shareholder thereof to grant or offer to any third party any license or right to any Material Intellectual Property Rights.

7.10.15

Assignment of Intellectual Property. It is the policy of the Company, and the Company is and has been in material compliance with such policy, that (i) subject to applicable law including the German Employee Invention Act, each current and former employee, consultant, and contractor of the Company irrevocably assign or otherwise transfer to the Company all ownership and other rights of any nature whatsoever of such employee, consultant, and contractor in any Intellectual Property Right arising or resulting from or directed or pertaining to any activities in which such employee, consultant, and contractor was engaged during his or her employment with, or otherwise for or on behalf of, the Company, or any results thereof, and (ii) each current and former employee, consultant, and contractor of the Company that has had access to confidential information of the Company or of any other person provided to the Company to enter into a confidentiality agreement with the Company which contains obligations to protect and maintain the confidentiality of such confidential information and to use them for permitted purposes only. Subject to applicable law including the German Employee Invention Act, all amounts payable by the Company to any person involved in the conception, creation, reduction to practice, or development of any Material Intellectual Property Rights have been paid in full, and, all employees of the Company have expressly and irrevocably waived any right or claim to receive additional compensation for such Material Intellectual Property Rights or specifically on account of its enforcement, license, use or other exploitation. In each case in which the Company has acquired any ownership right in any Intellectual Property Right, including any Registered Intellectual Property Rights, from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property Right (including the right to seek past and future damages with respect thereto, whether through statute or otherwise) to the Company. In accordance with applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant governmental entity.

7.10.16	[***]

7.11	Assets

7.11.1	Ownership. The Company is the sole and unrestricted owner of all (fixed and current) assets which are reflected in the Financial Statements (except for assets which have been disposed of in the ordinary course of business since the relevant balance sheet date). Such assets are free and clear of any liens, encumbrances or rights of third parties.

7.11.2	All Required Tangible Assets. The Company has good title to, or valid leasehold interests or licenses in, and has fully available, all tangible assets required in order to carry on its Business, including for [***]. For the avoidance of doubt, the foregoing sentence does not refer or relate to Intellectual Property Rights.

7.11.3	IT. The software owned, licensed or otherwise used by the Company meets all requirements of the Company’s Business and is free from any material defects that may affect its material functionality.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.11.4	Accounts Receivable. All trade accounts receivable of the Company reflected in the Financial Statements have arisen from sales or services made in the ordinary course of business, consistent with past practice. The accounts receivable of the Company reflected in the books and records of the Company and in the Financial Statements are legally existent and will be fully collectible on their respective due dates, except to the extent of any specific write-downs or provisions reflected in the Financial Statements.

7.11.5	No Owned Real Estate. The Company does not own real estate and has not committed to acquire real property, nor has it incurred any environmental liability, including any obligation to remove, clear, or correct any environmental pollution, contamination or other environmental damage, or to compensate or pay fines for environmental pollution, contamination or other environmental damage.

7.11.6	Leased Real Estate. The real property leased by the Company is in a proper condition and is suited for the Company to carry out its Business. To the Sellers’ Knowledge, the real property leased by the Company does not have any material defects which may adversely affect the Business of the Company in the future.

7.12	Material Agreements

7.12.1	Material Agreements. With the exception of the agreements listed in Exhibit 7.12.1 (which shall be organized with subsections corresponding to items (a) through (q) below), the Company is not a party to any of the following agreements where any primary contractual obligation (primäre Hauptleistungspflicht) thereunder has not been fulfilled or under which any liability exists or may arise (the types of agreements that are required to be listed in Exhibit 7.12.1 and the types of agreements that are required to be listed in Exhibit 7.10.6, collectively referred to as the “Material Agreements”):

(a)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate;

(b)	joint venture-, partnership- or shareholder agreements;

(c)	agreements for the incurrence of Financial Indebtedness;

(d)	rental- or lease agreements relating to fixed or current assets and real property, including lease agreements concerning company cars;

(e)	agreements that require shareholder approval under applicable law or the rules of procedure of the Company;

(f)	guarantees, indemnities, suretyships and other agreements granting any security interest (including in assets of the Company) for any payment or performance of any third party and any comfort letters or subordination agreements;

(g)	agreements providing for the sale of fixed assets with a value of EUR 25,000 (in words: Euro twenty five thousand) or more;

(h)	in-license agreements or out-license agreements with third parties;

(i)	agreements with sales representatives (Handelsvertreter), distributors (Eigenhändler), commission agents (Kommissionäre) and other sales representatives;

(j)	agreements that limit or purport to limit the freedom of the Company to compete in any line of business, with any third party, in any geographic area or during any period of time;

(k)	agreements which provide for any of the following in connection with any change of control of the Company: (i) any consent requirement, (ii) the termination or modification of the agreement or a right of the other party to terminate, modify or renegotiate the agreement, (iii) any option or similar right of the other party or (iv) any other disadvantage for the Company, including any acceleration of any payment to, or right of, any third party;

(l)	consultancy agreements;

(m)	agreements or arrangements granting or promising any payment, benefit or other advantage to any person individually with respect to or in connection with or as a result of the conclusion of a Material Agreement;

(n)	agreements that cannot be replaced with contracts on equivalent terms and are material for the business of the Company;

(o)	agreements or commitments not made in the ordinary course of business;

(p)	agreements to which the Company has or may have any ongoing or future obligations with respect to any past, present, or future clinical trials, including those clinical trials listed on Exhibit 7.13.1, and

(q)	other agreements (not otherwise disclosed in Exhibit 7.12.1) which provide for a consideration payable in any one year in excess of EUR 50,000 (in words: Euro fifty thousand) by the Company.

7.12.2	Disclosure; No Breach; No Termination. True and complete copies of all Material Agreements have been delivered to the Purchaser prior to the Signing Date. To Sellers’ Knowledge all Material Agreements are in full force and effect (in particular, comply with applicable law and regulation and all conditions precedent provided for their effectiveness have been satisfied). No notice of termination has been given with respect to any Material Agreement, and none of the other parties to any Material Agreement has indicated to a Seller or the Company that it intends to terminate a Material Agreement or terminate or reduce its business dealings with the Company. Neither the Company nor, to Sellers’ Knowledge, any other party to any Material Agreement is in default or breach under any such agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a breach or default under, or result in the termination or modification of, any Material Agreement.

7.13	Clinical Activities & Regulatory Affairs

7.13.1	Clinical Trial Sponsorship. Except as listed on Exhibit 7.13.1, the Company has neither initiated nor organized and is not managing, financing, conducting, supporting, or supervising any pre-clinical or clinical trials or investigation (“Clinical Trial”), including as a sponsor as understood and defined by Governmental Authorities or applicable law (“Sponsor”), and the Company has not agreed to undertake such activities with regard to any Clinical Trial.

(a)	Exhibit 7.13.1 contains in its subsection “Sponsored Clinical Trials” a true and complete list of all Clinical Trials for which the Company has served as Sponsor (the “Sponsored Clinical Trials”).

(b)	Except as described on Exhibit 7.13.1 in its subsection “Non-completed Clinical Trials”, any Clinical Trials in which the Company has been or is involved are complete, discontinued, terminated or closed in all respects.

(c)	Except as described on Exhibit 7.13.1 in its subsection “Ongoing Obligations Related to Clinical Trials”, the Company is not subject to any continuing obligations or any liability for any Clinical Trials, whether completed, ongoing, or planned, including with respect to the data collection, data submission, data validation, data analysis, reporting requirements, record retention, funding, supply of materials or drug product, manufacturing obligations, or indemnification.

7.13.2	Regulatory Compliance. All Sponsored Clinical Trials were conducted in compliance in all material respects with all applicable laws administered or issued by competent Governmental Authorities, including those laws and regulations for protecting the rights, safety and welfare of human subjects and for the control of investigational products and all recognized medical and ethical standards for the conduct of clinical investigations, including good clinical practices. The Company has not received any notice from any Governmental Authority or third party alleging that any aspect of any clinical trial work in which they were involved is or has been in violation of any applicable law. All records, reports, documentation and other materials obtained, prepared, developed, or acquired by the Company in connection with any Clinical Trial were and have been developed, maintained, and protected in accordance with study protocols, Clinical Trial agreements, and applicable laws, including the EU patient privacy protection laws and data tracking/security laws and respective EU Directives as implemented into applicable national laws.

7.14	Employment

7.14.1	Headcount. Exhibit 7.14.1 contains a true and complete list indicating (i) the number of employees, number of freelancers and number of consultants providing services for the Company, and (ii) the number of employees that are subject to special protection against dismissal such as employees on parental leave, handicapped employees etc.

7.14.2	Collective Agreements. Exhibit 7.14.2 contains, as of the date hereof, a true and complete list of all agreements with unions, workers councils, other employee representatives or standard practices (betriebliche Übung) (including collective bargaining agreements (Tarifverträge), shop agreements (Betriebsvereinbarungen) social plans (Sozialpläne), conciliations of interests (Interessenausgleich)) (the agreements that are required to be listed in Exhibit 7.14.2 are herein referred to as the “Collective Agreements”) applicable to the employees of the Company.

7.14.3	Employees and Key Employees. Exhibit 7.14.3 contains a true and complete list of (i) all employees of the Company and (ii) of all directors and officers of the Company specifying in each case ((i) and (ii)) the position, date of employment agreement (including any amendments thereto), entry date and annual remuneration (including the maximum amount of performance-related payments, sales or profit participations and bonuses and fringe benefits). True and complete copies of the employment or service agreements of all such persons have been delivered to the Purchaser on an anonymized basis prior to the Signing Date. As of the Signing Date, no notice of termination of the employment of any such person has been given nor does the Company or, to Sellers’ Knowledge, any such person intend to terminate such employment. Neither the Company nor, to Sellers’ Knowledge, any such person is in breach of any terms of employment.

7.14.4	Pension Schemes. As of the date hereof, no pension commitments (whether vested or non-vested) or schemes of any kind (including retirement and early-retirement payments, disablement pensions, pensions for surviving dependents to any current or former directors, officers or employees) exist for former or existing directors, officers or employees of the Company or their respective dependents (the commitments or schemes of the kind that are required to be disclosed herein referred to as the “Pension Schemes”). True and complete copies of such Pension Schemes have been delivered prior to the Signing Date. All Pension Schemes comply with applicable law and have been operated in accordance with their terms, and all contributions and other payments due under the Pension Schemes have been timely paid. Any pension or other obligations of the Company under the Pension Schemes have been fully accrued for in the Financial Statements up to the maximum amount permitted under applicable law and GAAP.

7.14.5	Incentive Schemes. With the exception of the individual bonus agreements and incentive schemes listed in Exhibit 7.14.5, as of the Signing Date, no profit sharing schemes (including share options, phantom stocks, profit participating schemes or similar schemes of any kind) or loans granted exist for former or existing directors, officers or employees of the Company (agreements or schemes of the kind that are required to be disclosed in Exhibit 7.14.5 are herein referred to as the “Incentive Schemes”). True and complete copies of the Incentive Schemes have been delivered to Purchaser prior to the date hereof.

7.14.6	No Transaction Related Payments. Except as disclosed in Exhibit 7.14.6, neither any Seller nor any Related Person nor the Company has granted or promised to any director, officer or employee of the Company any payment or benefit which will become payable or arise as a result of the Transaction. Except for the Key Employee Agreements, no employment terms of any employee of the Company have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the Transaction, since the Balance Sheet Date, or otherwise outside of the ordinary course of business.

7.15	Finders’ Fees

The Company does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the Transaction.

7.16	Litigation; Disputes

The Company is not a party to any pending civil, criminal or administrative action, suit, investigation or other legal proceedings (including disputes with or administrative proceedings initiated by Governmental Authorities). No such proceedings have been threatened against the Company and, to Sellers’ Knowledge, there are no facts which are likely to result in such proceedings.

7.17	Compliance

7.17.1	Permits. Except where the incorrectness of the following statement would not be reasonably expected to result in aggregate Losses in excess of EUR 50,000 (in words: Euro fifty thousand), the Company has all public and other consents, licenses, authorizations and permits (the “Permits”) required for continuing its Business (including the holding or use any of its assets); each Permit is valid and has not been cancelled, revoked or restricted in any manner, and there are no circumstances that may reasonably be expected to result in a cancellation, revocation or restriction of any Permit. No Permit will expire or be suspended as a result of the Transaction.

7.17.2	Compliance. The Business has been conducted in compliance in all material respects with all applicable laws, regulations, directives, binding guidelines or rules or orders of Governmental Authority, applicable in any jurisdiction and relating to any matter whatsoever and all Permits. The Company has at no time received a notice from any Governmental Authority of a violation of any applicable laws which has not been complied with.

7.17.3	Subsidies. Except as disclosed in Exhibit 7.17.3, the Company has not applied for, received or used any public grants or subsidies during a period of five years prior to the Signing Date exceeding EUR 20,000 (in words: Euro twenty thousand). The Company has at no time received a notice concerning a (potential) violation of any terms or conditions of the public grants and subsides disclosed in Exhibit 7.17.3.

7.18	Insurance

7.18.1	Insurance Coverage. Exhibit 7.18.1 contains a true and complete list of all insurance policies relating to the assets, business or operations of the Company, indicating the contract parties. The Company has all insurance coverage in place that is required under any contracts to which the Company is a party. True and complete copies of the insurance policies required to be listed in Exhibit 7.18.1 have been made available to Purchaser prior to the Signing Date. All insurance policies required to be listed in Exhibit 7.18.1 are in full force and effect. All insurance premiums due thereon have been paid in full when due and the Company is in compliance with all terms and conditions of such insurance policies. No notice of cancellation or termination of any insurance policy has been issued or received by the Company, and no insurance policy will terminate or may be terminated by the insurer as a result of the Transaction.

7.18.2	Insurance Claims. In the three (3) previous financial years and in the current financial year, there has been no insurance claim (Versicherungsfall) exceeding EUR 10,000 (in words: Euro ten thousand) made by the Company. There are (or were during such period) no claims by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has not received any written notice from any insurer that the insurance premiums under any policy will be substantially increased (other than normal increases in the ordinary course) or the insurance coverage be materially modified.

7.19	Taxes

7.19.1	Tax Returns. All Tax Returns of the Company required to be filed pursuant to applicable law have been timely filed in accordance with applicable law in a complete and accurate manner (considering any extensions available or granted).

7.19.2	Payment and Withholding of Taxes. All due Taxes shown on any valid and enforceable Tax assessment notice or on any Tax Returns filed by the Company have been timely paid and/or withheld.

7.19.3	Tax Audits and Lawsuits. There is no Tax audit or Tax lawsuit or other investigation pending or formally announced by a Taxing Authority against the Company and the Company has not received any Tax reassessment notice or any other claim in relation to any Tax.

7.19.4	Other Jurisdictions. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

7.19.5	Tax Related Documents. All Tax related documents (including electrically stored data), which are under any Tax law required to be available at a company, including all transfer pricing and related parties’ transaction documentation, such as documentation pursuant to Section 90 para. 3 of the German General Tax Act (Abgabenordnung) or similar foreign law provisions, are available at the Company in a manner as required under, and in full compliance with, the applicable Tax laws.

7.19.6	Assets. None of the assets of the Company are subject to any retention or holding period for Tax purposes.

7.19.7	Written Rulings. The Company has not received or applied for any written ruling from any Taxing Authority (including a binding ruling (verbindliche Auskunft) under German law or a similar ruling under any other applicable law) or is subject to a written ruling from any Taxing Authority or has entered into any written and legally binding agreement relating to Tax or is currently under negotiations to enter into such agreement with any Taxing Authority.

7.19.8	Additional Taxes. The Company will not be liable to pay any additional Tax, lose any Tax advantage or incur any Tax burden as a result of this Agreement and the transactions contemplated in this Agreement.

7.19.9	Write-downs. The Company has not extraordinarily written down any asset for tax purposes at or prior to the Targeted Closing Date which can be the reason for a taxable write-up (Wertaufholung) at a date following the Targeted Closing Date and there are no circumstances which would give rise to a taxable write-up.

7.19.10	No Tax Evasion Scheme. The Company has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.

7.20	Disclosure

7.20.1	Disclosure in Exhibits. The Parties agree that if any disclosure of events or documents made in any of the exhibits to this Agreement shall be relevant also for a guarantee statement in relation to which the events or documents have not been specifically disclosed, and such relevance to such guarantee statement is clear from the face of the disclosure in the exhibits to this Agreement (without having to review the content of any contract or other document referenced thereon), then the relevant event or documents shall be deemed disclosed also in relation to such other guarantee statement.

8.	SELLERS’ COVENANTS AND INDEMNITIES

8.1	Conduct of Business prior to Closing

8.1.1	General. From the Signing Date until the occurrence of Closing (the “Interim Period”), the Sellers shall, procure (stehen dafür ein) that the Company carries on the Business in the ordinary course consistent with past practice and to cause it to (i) preserve intact its business organizations and relationships with third parties and to keep available the services of their present directors, officers and employees, (ii) maintain their capital expenditure and working capital on a normal level, consistent with the requirements of its Businesses and (iii) to prevent the occurrence of events which may reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Change.

8.1.2	Restricted Actions. Except as expressly required by this Agreement, during the Interim Period, the Sellers shall not and shall procure (stehen dafür ein) that the Company does not take any of the following actions without the prior written consent of the Purchaser:

(a)	any change of the Corporate Documents;

(b)	any shareholders’ resolution deciding or any other action for a merger, split or other company reorganization within the meaning of and pursuant to the German Reorganization Act (Umwandlungsgesetz) or similar laws of other applicable jurisdictions or otherwise, as well as any recapitalization, reorganization or corporate restructuring of the Company;

(c)	any payment of dividends by the Company;

(d)	the acquisition, sale or encumbrance of real estate (irrespective of the value), any Material Intellectual Property, or any other asset with a value in excess of EUR 25,000 (in words: Euro twenty five thousand) or of other businesses or enterprises or shareholdings, silent partnerships or other capital contributions or participations in such other businesses or enterprises;

(e)	any incurrence of Financial Indebtedness;

(f)	any hiring or promotion or variation (either by way of amendment or the exercise of any discretion) of the employment terms of any employee (including by any change in any severance agreement with any employee);

(g)	any lay-off or other restructuring affecting a significant part of the workforce of the Company;

(h)	any capital expenditure in excess of EUR 25,000 (in words: Euro twenty five thousand) (individually or in the aggregate);

(i)	any change in any method of accounting or accounting practice or policy by the Company;

(j)	any entering into, termination of or amendment to any Material Agreement (other than non-material amendments in the ordinary course of business, consistent with past practice), Pension Scheme, Collective Agreement, Incentive Scheme or Related Party Agreement by or affecting the Company;

(k)	any Leakage;

(l)	any reduction of the existing insurance coverage;

(m)	any action requiring shareholders’ approval under the Corporate Documents;

(n)	any omission of action required to maintain or prosecute any Registered Intellectual Property Rights; and

(o)	entering into any agreement to take any of the actions set forth under Section 8.1.2(a) through 8.1.2(n).

8.2	Company Data

The Sellers acknowledge and agree that, from and after the consummation of the Closing, all Company Data shall be deemed the exclusive property of the Company. The Sellers agree from and after the consummation of the Closing, to treat all Company Data as confidential, to preserve the confidentiality thereof, not to duplicate or use or disclose to any person or entity such Company Data and to cause Sellers’ Representatives who have had access to Company Data to keep confidential and not to use any such Company Data (provided that Seller shall have the right to disclose Company Data to Sellers’ Representatives solely for the purposes set forth in Sections 4.3.6, 9.2, 11 and 13.1), (i) unless such Company Data is now or is hereafter disclosed, through no prohibited act or omission of a Seller or Sellers’ Representatives, including any act or omission in violation of this Agreement, in a manner making it available to the general public, (ii) unless such Company Data is received from a third party that is not subject to any contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) unless such Company Data is required by law or legal process to be disclosed (in which event Seller shall (unless prohibited by Law or legal process) inform Purchaser in advance of any such required disclosure and cooperate with Purchaser in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall in any event limit such disclosure to the extent reasonably possible while still complying with such requirements), (iv) except as reasonably necessary to prepare Sellers’ tax returns and statements, forms and schedules in connection therewith, or (v) if a Seller continues to be an employee of the Company, except in the course of performing such Seller’s duties as a Company employee and subject to confidentiality obligations applicable to Seller as an employee. The Sellers agree, after the consummation of the Closing, to safeguard the Company Data and to protect it against disclosure (except as provided above), misuse, espionage, loss and theft using at least the same efforts as the Sellers use to safeguard their own information or data of a similar nature, and with no less than a reasonable degree of care. Purchaser shall be entitled to injunctive relief to enforce this Section 8.2.

8.3	Other Post-Closing Actions

The Sellers shall fulfill and settle any and all claims the Phantom Stockholders have under the Phantom Stock Agreements and the Amendment, Assumption and Release Agreements and shall deliver evidence thereof reasonably acceptable to the Purchaser, including providing evidence to the Purchaser of the prompt payment to the Phantom Stockholders of the portion of the Cash Purchase Price Portion and any Milestone Purchase Prices to which they have a claim against Sellers pursuant to the Phantom Stock Agreements and Release Agreements.

8.4	Sellers’ Indemnities

8.4.1	The Sellers shall (jointly and severally and irrespective of knowledge of the Purchaser of potential claims) indemnify and hold harmless (freistellen) the Purchaser and/or, at the Purchaser’s sole discretion, the Company from and against any and all disadvantages, obligations and liabilities, including, for the avoidance of doubt, with regard to Taxes, resulting from and/or arising in connection with the Phantom Stock Agreements and the Amendment, Assumption and Release Agreements; for the avoidance of doubt, the obligations of the Purchaser and/or the Company set forth in this Agreement vis-à-vis the Sellers, i.e., the obligation to pay the (i) Phantom Stockholders’ Common Stock, (ii) the [omitted] Cash Purchase Price Portion, (iii) the [omitted] Cash Purchase Price Portion and (iv) the [omitted] Portion and the [omitted] Portion of the Milestone Purchase Price as they become due less any Cash Wage Taxes to the Phantom Stockholders on behalf of the Sellers and to pay any applicable Cash Wage Taxes and Stock Wage Taxes to the competent Taxing Authorities remain unaffected.

8.4.2	Any amount payable pursuant to this Section 8.4 shall be due and payable within ten (10) Business Days after receipt by the Joint Representative of a respective payment notice by the Purchaser.

8.5	Sellers Non-Compete and Non-Solicitation

8.5.1	For a duration of [***] years after Closing, the Sellers agree to refrain, and the Sellers agree to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

procure that their respective Related Parties and commercial agents refrain, other than on behalf of the Company, the Purchaser or any of their respective subsidiaries or affiliates, from competing, directly or indirectly, with the Business, including through [***]. For avoidance of doubt, the foregoing shall not restrict the ability of the Sellers (i) to develop, manufacture or sell products or reagents for research use to academic institutions, to the extent permitted by [***], or (ii) to engage in any academic and non-commercial research, development or teaching activities.

8.5.2	For clarification by way of example, but without any limitation to the following list, competition with the Business within the meaning of the non-compete clause in Section 8.5.1 above occurs:

(a)	if the Sellers hold, directly or indirectly, any interests in a competitor of the Business, except for interests that are:

(i)	listed in Exhibit 8.5.2(a), provided that no such entity engages [***]; or

(ii)	held for purely financial investment purposes without granting the Sellers, directly or indirectly, management functions or any material influence in the competing company.

It is assumed that interests in competitors of the Business are not held for purely financial investment purposes if they exceed 5% of the total interests of the company, or if Sellers are among the ten (10) largest interest holders in the competitor of the Business; or

(b)	if the Sellers solicit or attempt to solicit any customer, supplier or other third party maintaining business relationships with the Business to (i) terminate or discontinue such business relationships with the Business or to reduce its scope or (ii) to enter into business relationships with a competitor of the Business or increase the scope of such business relationships; or

(c)	if the Sellers solicit or attempt to solicit the service or employment of current or future managing directors, employees or consultants of the Business; or

(d)	if the Sellers, or their representatives serve as managing director, officer, employee, consultant, contractor or otherwise for a competitor of the Business.

8.5.3	The non-compete obligation in Section 8.5.1 above is limited to those geographic areas in which the Business has offered its products and/or services prior to Closing. However, the non-compete obligation in Section 8.5.1 above also extends to geographic areas, which the Business was planning to enter at the time before Closing, relevant investment for such entry having been made.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.5.4	In addition to Section 8.5.3 above, the non-compete obligation in Section 8.5.1 is limited to competition in product or service markets in which the Business was active before Closing. However, for the avoidance of doubt, the Sellers shall not compete with improved versions, updates and/or successor models of the products or services of the Business which have been developed and/or marketed after Closing, and the Sellers must also not compete with products of the Business that have been in an advanced stage of development but not been marketed at Closing.

9.	PURCHASER’S REMEDIES

9.1	Breach; Indemnification; Losses

9.1.1	Consequences of Breach. Subject to the provisions of this Section 9.1.1, if any of the Sellers’ Representations is incorrect or if any Seller is in breach of any of a Sellers’ Covenant, Sellers’ Indemnity or any other indemnity, covenant, agreement or undertaking under or in connection with this Agreement (any such incorrectness or breach, a “Breach”), the Sellers shall put the Purchaser or, at the Purchaser’s election, the Company, into the position it would have been in had the Breach not occurred (Naturalrestitution). If and to the extent such remediation in kind (Naturalrestitution) (a) has not been effected by the Sellers within a period of thirty (30) calendar days after the receipt of a Breach Notice, (b) is impossible, or (c) is refused in writing by the Joint Representative, then the Purchaser shall be entitled to request from the Sellers compensation in cash (Schadenersatz in Geld) for any Losses incurred by the Purchaser or the Company.

9.1.2	Definition of Losses. For the purposes of this Agreement, “Losses” shall be determined using the legal principles of calculation of damages, mitigation of damages and off-setting of losses by advantages (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to Sections 249 et seq. BGB. Losses shall, however, not include any internal administration and overhead costs.

9.1.3	Exclusion of Sellers’ Liability. The Sellers shall not be liable for any Breach, and the Purchaser shall not be entitled to bring any claim under or in connection with this Agreement, if and to the extent

(a)	the matter to which the claim relates has specifically been taken into account in the Financial Statements by way of a liability (Verbindlichkeit), reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigsten beizulegenden Wert);

(b)	the amount of the claim is recovered from a third party or under an insurance policy in force on the Signing Date;

(c)	the claim results from a failure of Purchaser (or, after Closing, the Company) to mitigate damages pursuant to Section 254 BGB;

(d)	the Purchaser or the Company has received a tax benefit or tax saving comprising an advantage within the meaning of Section 9.1.2 as a direct result of the Breach;

(e)	the matter to which the claim relates, was positively known by the Purchaser on the Signing Date or specifically disclosed to the Purchaser in this Agreement or its Exhibits; for the avoidance of doubt, this exclusion shall not apply to Sellers’ Indemnities, Sellers’ Covenants or any other indemnities or covenants of the Sellers under or in connection with this Agreement; or

(f)	the claim results from or is increased by the passing of, or any change in, after the Signing Date, any law or administrative practice of any Governmental Authority not in effect at the Signing Date.

9.2	Claim Procedures

9.2.1	Breach Notice; Access to Information. If the Purchaser becomes aware of any facts or circumstances which constitute a Breach, the Purchaser shall give the Joint Representative written notice thereof without undue delay (unverzüglich) and in no event later than twenty (20) Business Days following the discovery of such facts and circumstances (the “Breach Notice”). The Breach Notice shall state in reasonable detail the nature of the alleged Breach, all relevant available facts and circumstances of such Breach, and, to the extent feasible, the amount of Losses resulting therefrom. The Purchaser shall provide to the Joint Representative and, at the Joint Representative’s request, his Sellers’ Representatives the access during normal business hours to the Company’s books, records, other information, assets, and premises in order to enable the Joint Representative to fully assess the alleged Breach and the resulting Losses.

9.2.2	Third Party Claims. If in connection with a Breach for which the Purchaser intends to hold the Sellers liable under or in connection with this Agreement any claim or demand is asserted by a third party (including any Governmental Authority) in particular to the effect that (i) such third party may have a claim against the Company or (ii) an audit or examination is being conducted by any Governmental Authority (the “Third Party Claim”), the following shall apply:

(a)	The Purchaser shall, without prejudice to its obligations under Section 9.2.1, provide, to the Joint Representative, together with the Breach Notice or as soon as possible thereafter, copies of all documents setting forth or relating to the Third Party Claim. The Purchaser shall defend or settle each Third Party Claim upon the request and in accordance with the instructions of the Joint Representative. The Joint Representative shall be entitled to participate in and direct all negotiations and correspondence with the relevant third party.

(b)	The Purchaser shall

(i)	cooperate with the Joint Representative for the purpose of avoiding, disputing, defending, appealing, compromising or contesting the Third Party Claim,

(ii)	provide to the Joint Representative and its Sellers’ Representatives at the Joint Representative’s written request with reasonable advance notice access during normal business hours to the Company’s books, records, assets, and premises,

(iii)	afford the Joint Representative and its Sellers’ Representatives opportunity to comment on and discuss with the Purchaser, the Purchaser’s Representatives, and the Company any actions which are necessary or appropriate to be taken or omitted for the defense of the Third Party Claim,

(iv)	afford the Joint Representative and its Sellers’ Representatives the opportunity to comment on and review any reports and documents and to participate in all relevant audits, court hearings and any meetings (including video or telephone conference),

(v)	deliver to the Joint Representative and its Sellers’ Representatives copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any Governmental Authority or party to the conflict or dispute, and

(vi)	not acknowledge or settle the Third Party Claim without the Joint Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed.

9.2.3	Joint Representative. For the avoidance of doubt, the Joint Representative shall be the sole contact person for the Purchaser in connection with this Agreement, in particular with regard to any Breaches, Third Party Claims, and/or disputes with regard to Milestone Purchase Prices. The Joint Representative is entitled to give and accept any declarations of intent (Willenserklärungen) vis-à-vis the Purchaser in connection with this Agreement on behalf of all Sellers.

9.3	Limitations of Sellers’ Liability

9.3.1	Definition of Exempted Claims. For purposes of this Agreement “Exempted Claims” means claims of the Purchaser which are

(a)	(i) specific performance claims for transfer of title to the Sold Shares (Erfüllungsansprüche) or (ii) claims for Breaches of the Sellers’ Representations in Sections 7.3.1 (Valid Issuance), 7.3.2 (Ownership of Shares, No Rights of Third Parties), 7.3.3 (No Third Party Rights) and 7.3.4 (Entire Share Capital) (the claims mentioned in this Section 9.3.1(a) collectively the “Title Claims”);

(b)	claims for Breaches of the Sellers’ Representations in Sections 7.2 (Status of the Sellers), 7.3.5 (Purchaser’s Common Stock), 7.4 (Status of the Company), 7.8 (Related Party Agreements), 7.10.3(c) (Violation of Third Party Intellectual Property) and 7.10.16 ([***]);

(c)	claims for Breaches of any of the Sellers’ Covenants;

(d)	claims arising in connection with any of the Sellers’ Indemnities;

(e)	claims arising in connection with the tax clause set forth in Section 11; and

(f)	claims arising as a result of gross negligence (grobe Fahrlässigkeit), intentional breaches (Vorsatz) within the meaning of Section 202 para. 1 BGB or fraud (Arglist).

9.3.2	Threshold Amount. The Sellers shall only be liable for Losses if the aggregate amount of all Losses exceeds an amount of EUR 200,000 (in words: Euro two hundred thousand) (the “Threshold Amount”), in which case the entire amount of Losses shall be recoverable (Freigrenze). The limitations of this Section 9.3.2 shall not apply to Exempted Claims and claims on the basis of Section 7.6 (No Leakage).

9.3.3	Caps. Each Seller’s aggregate liability for

(a)	any claims of the Purchaser under or in connection with this Agreement which do not represent Exempted Claims shall be limited to an EUR amount equal to the sum of (i) fifty percent (50%) of the Cash Purchase Price Portion as it has, at the time of the receipt of the relevant Breach Notice by the Sellers, already been received by such Seller, (ii) fifty percent (50%) of the Milestone Purchase Price as it has, at the time of the receipt of the relevant Breach Notice by the Sellers, already been received by such Seller, and (iii) one hundred percent (100%) of the Milestone Purchase Price as it has, at the time of the receipt of the relevant Breach Notice by the Sellers, become due to (and not received yet by) such Seller in accordance with this Agreement;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Exempted Claims shall be limited to the sum of (i) an EUR amount equal to the sum of one hundred percent (100%) of the Cash Purchase Price Portion and one hundred percent (100%) of the Milestone Purchase Price as it has, at the time of the receipt of the relevant Breach Notice by the Sellers, already been received by such Seller and/or become due to (and not received yet by) such Seller in accordance with this Agreement, and, (ii) one hundred percent (100%) of the Stock Purchase Price Portion. For the avoidance of doubt, with regard to the Stock Purchase Price Portion mentioned under (ii) above, the Sellers shall generally only be obliged to return Purchaser’s Common Stock to the Purchaser, provided, however, that if and to the extent the Purchaser’s Common Stock has, at the relevant time, already been sold by the relevant Seller or the Purchaser’s Common Stock has been issued to the Phantom Shareholders on behalf of the Sellers in accordance with Section 4.3.2, the obligation to return the Purchaser’s Common Stock shall be replaced by a cash payment obligation of the Sellers and the cap shall instead of the relevant Purchaser’s Common Stock then include the lesser of (i) the value of such Purchaser’s Common Stock at close of the market on 8 May 2015 (USD 46.17) and (ii) the sale price in an open market sale (i.e. no related party transaction) of such Purchaser’s Common Stock.

For the avoidance of doubt, any Purchase Price payment (including Cash Purchase Price Portion payments, payments of Purchaser’s Common Stock and Milestone Purchase Price Payments) made to any Phantom Stockholder in accordance with this Agreement shall be deemed to have been paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) and any Cash Wage Taxes and/or Stock Wage Taxes withheld in accordance with this Agreement shall also be deemed to be paid to, and received by, the Sellers (with respect to each Seller, in the proportion set forth in Section 4.1.2 hereof) for the purposes of this Section 9.3.3.

9.3.4	Limitation Periods. Any claims of the Purchaser under or in connection with this Agreement shall become time-barred (verjähren) after the expiration of [***] as of the occurrence of Closing, except for

(a)	Title Claims and Claims on the basis of Sections 7.2 (Status of the Sellers), 7.4 (Status of the Company) and 7.8 (Related Party Agreements) which shall become time-barred (verjähren) after the expiration of [***] as of the occurrence of Closing;

(b)	Claims on the basis of Section 7.10 (Intellectual Property), which shall become time-barred (verjähren) after the expiration of [***] as of the occurrence of Closing;

(c)	claims on the basis of Sections 7.3.5 (Purchaser’s Common Stock), 7.13 (Clinical Activities & Regulatory Affairs), 7.14 (Employment), 7.15 (Finders’ Fees), 7.16 (Litigation, Disputes) and 7.17 (Compliance) which shall become time-barred after the expiration of [***] as of the occurrence of Closing; and

(d)	claims on the basis of Section 7.19 (Taxes) which shall become time-barred six (6) months after the Tax assessment of the relevant Tax has become non-appealable (unanfechtbar) and is no longer subject to change.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 203 BGB shall not apply. The fact that a Title Claim has become time-barred according to this Section 9.3.4 shall in no event limit the Purchaser’s right to set-off or retention rights and claims in accordance with Section 5.3. For the avoidance of doubt, the Purchaser shall be entitled (i) to set-off Title Claims against any claims of the Sellers for payment of any Milestone Purchase Price (or any portion thereof) and (ii) to refuse to perform the payment of any Milestone Purchase Price (or any portion thereof) on the grounds of a right of retention (Zurückbehaltungsrecht) in accordance with Section 5.3, even at a time when the Title Claim has already become time-barred according to this Section 9.3.4.

9.4	No Additional Rights or Remedies

9.4.1	Exclusive Remedies. The remedies which the Parties may have against each other under or in connection with this Agreement, including for Breaches of any of the Sellers’ Representations, the Sellers’ Covenants, the Sellers’ Indemnities or any other indemnities covenants, agreements or undertakings set forth in this Agreement shall solely be governed by this Agreement and shall be the exclusive remedies available to them.

9.4.2	No Other Remedies. Without limiting the generality of Section 9.4.1, in particular, any right of the Parties to withdraw (Rücktritt) from this Agreement (with Section 6.3 above remaining unaffected) or to require the winding up of the Transaction contemplated hereunder on any other legal basis (e.g., by way of so-called großer Schadenersatz), any claims for breach of pre-contractual obligations (culpa in contrahendo), or based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage), or ancillary obligations (positive Forderungsverletzung) are hereby expressly excluded.

9.4.3	Willful Deceit; Willful Misconduct. This Section 9.4 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (arglistige Täuschung) or willful misconduct (Vorsatz), in which case statutory law shall apply.

10.	[***] LIABILITY

Except as expressly stated otherwise in this Agreement, the Sellers shall be [***] liable [***], subject to the caps on each Seller’s aggregate liability as set forth in Section 9.3.3, towards the Purchaser for any claims that the Purchaser may have against any Seller pursuant to or in connection with this Agreement.

11.	TAXES

11.1	Tax Indemnity

11.1.1	Subject to, and limited by, the provisions set forth in this Section 11, the Sellers shall indemnify the Purchaser, or upon the Purchaser’s request the Company, from and against (i) all due Taxes to be paid by the Company relating to the Seller Periods (or for Taxes which would be due and payable by the Company but for the use or set-off of a Purchaser’s Tax Relief) (“Indemnifiable Taxes”). In the case of any Straddle Period, the amount of Taxes to be allocated to the Seller Period shall be determined in accordance with the following “as-if assessment” and shall be equal to

(a)	the amount that would be payable if the Tax assessment period ended on the Targeted Closing Date, 24:00 hours (CET), or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	if an allocation pursuant to (a) above is not possible, the amount of Taxes for the entire period multiplied by a fraction in which the numerator is the number of days in the portion of the taxable period that falls within the Seller Period and the denominator is the number of days in the entire taxable period.

11.1.2	The Sellers shall grant the Tax indemnification pursuant to Section 11.1.1 above subject to the following limitations:

(a)	No indemnity is owed if and to the extent Taxes are the result of (a) any reorganization initiated by Purchaser or its Affiliates after the Targeted Closing Date with retroactive effect (Section 2 Reorganization Tax Act (Umwandlungssteuergesetz)) as of a date within the Seller Period, or (b) the amendment of any Tax Return relating to the Seller Period initiated by Purchaser or its Affiliates after the Targeted Closing Date; sentence 1 of this Section 11.1.2(a) shall not apply if and to the extent the relevant act was legally required under mandatory law;

(b)	The Sellers shall not be responsible for any Tax liabilities if and to the extent the amount of the respective Taxes could be recovered from a third party. To the extent the Sellers have fully paid the indemnifiable amounts under this Agreement, the Purchaser will upon request assign any claims for recovery from any third party other than an Affiliate of the Company or the Purchaser to the Sellers;

(c)	If and to the extent the Purchaser or the Company or any of the Purchaser’s Affiliates are entitled to or could receive any benefits by refund, set-off or reduction of Taxes after the Targeted Closing Date as the direct result of the circumstances which triggered the claim for indemnification of Taxes under Section 11.1.1 (e.g. due to the lengthening of any amortization or depreciation periods, higher amortization/depreciation allowances, a step-up in Tax basis of assets, the non-recognition of generally tax deductible liabilities or provisions), then the corresponding benefit shall reduce the indemnifiable amount.

11.1.3	Any indemnification payments under this Section 11.1 by the Sellers shall be made at the later of (i) thirty (30) Business Days after the date at which the Joint Representative has been notified in writing by the Purchaser about the payment obligation and has been provided with a copy of the relevant Tax assessment notice (Steuerbescheid) or other payment notice, or (ii) five (5) Business Days before the Tax falls due. If an Indemnifiable Tax is appealed and to the extent that the Taxing Authority has granted a payment relief (in particular Aussetzung der Vollziehung), the payment of such Tax (including, for the avoidance of doubt, statutory interest thereon) to the Taxing Authority shall be considered due no earlier than five (5) Business Days prior to the new due date determined by either the Taxing Authority or a court of competent jurisdiction.

11.1.4	If an Indemnifiable Tax is reduced after an indemnification payment has been made, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the Purchaser to the Sellers, including all statutory interest related thereto; any respective payment to the Sellers shall be due within fifteen (15) Business Days after the date at which the Company has received the respective amount from the Taxing Authorities (including by way of set-off or credit against any liability).

11.2	Tax Refunds

11.2.1	The Purchaser shall pay to the Sellers the amount of any Tax refund, reimbursement or repayment of Taxes (including any interest thereon) received in cash (including by way of a set-off or credit against a liability) by the Company, in each case to the extent relating to the Seller Period (together the “Tax Refund”), except to the extent such refunds have reduced an otherwise payable indemnity amount or claim provided for under this Agreement.

11.2.2	Any amount payable to the Sellers pursuant to Section 11.2.1 shall be due and payable within fifteen (15) Business Days after the Tax Refund has been received (including by way of set-off or deduction) by the Purchaser, an Affiliate of the Purchaser or the Company provided that the underlying tax assessments for the Tax Refund are final and binding and no longer subject to changes.

11.3	Sellers’ and Purchaser’s Tax Undertaking

11.3.1	The Sellers shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns with respect to the Company that are required to be filed prior to the Targeted Closing Date. With respect to the Tax Returns described in the preceding sentence, the Sellers will allow the Purchaser an opportunity to review and comment upon such Tax Returns. The Sellers will take no position on such Tax Returns that relate to the Company that would adversely affect the Company after the Targeted Closing Date.

11.3.2	The Purchaser shall file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Targeted Closing Date which are filed after the Targeted Closing Date (other than Tax Returns described in Section 11.3.1). The Purchaser shall permit the Joint Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing.

11.3.3	The Purchaser shall file or cause to be filed all Tax Returns for the Company in relation to any Straddle Period; the Purchaser shall permit the Joint Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing to the extent such Tax Return relates to Taxes attributable to the period ending on the Targeted Closing Date, 24:00 hours German time.

11.4	Cooperation on Tax Matters

11.4.1	Following the Targeted Closing Date, the Purchaser shall notify, or shall cause the Company, to notify, the Joint Representative of any Tax audit or assessment, dispute or similar administrative or judicial proceeding that is announced or commenced relating to the Seller Period (“Relevant Tax Proceedings”). Such notice shall be given in reasonable time after the Purchaser or the Company (whatever is earlier) has received the relevant information from the Taxing Authorities, in any event, however, so timely prior to the commencement of any Tax audit or expiration of any period for appeal or other legal remedy to enable the Joint Representative to prepare for and to participate in any such Tax audit or to request any appeal or other legal remedy with respect to the relevant Tax assessment within the relevant period available therefore.

11.4.2	The Purchaser shall procure that the Company, in each case at the Sellers’ expense, (i) give the Joint Representative and its representatives the opportunity to participate in all Relevant Tax Proceedings, and (ii) upon the Joint Representative’s written request, challenge and litigate any Tax assessment or other decision of any Taxing Authority if and to the extent it is related to a Tax to be indemnified, provided that the obligations of Purchaser referred to in (i) and (ii) above shall only apply if valid interests of Purchaser and/or the Company are not withstanding and to the extent the respective actions of the Purchaser and/or the Company are covered by adequate advance payments effected by Sellers to Purchaser and/or the Company.

11.4.3	The Purchaser shall preserve and keep, and shall cause the Company to preserve and keep, all books, records, files and documents of whatever nature (in each case irrespective of whether in physical or electronic form) that relate to Indemnifiable Taxes or Tax periods ending before the Targeted Closing Date and that are to be maintained under applicable law, until the expiration of the respective statutory limitation period.

11.5	Joint Liability

Each Seller is jointly and severally liable (gesamtschuldnerische Haftung) under this Section 11.

11.6	Limitation

Claims of the Purchaser or the Sellers pursuant to this Section 11 and to Section 8.4.1 (to the extent relating to Taxes) shall be time-barred (verjährt) for each claim six (6) months after the Tax assessment of the relevant Tax has become non-appealable (unanfechtbar) and is no longer subject to change.

12.	PURCHASER’S GUARANTEES

The Purchaser hereby represents to the Sellers in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 BGB that the statements in Section 12.1 through Section 12.3 (collectively the “Purchaser’s Representations” and each a “Purchaser’s Representation”) are correct as of the Signing Date, unless it is specifically provided that a Purchaser’s Representation is made as of a different or additional date or dates, in which case such Purchaser’s Representation shall be correct as of such different or additional date or dates.

12.1	Status of the Purchaser

12.1.1	Corporate Status. As of the Signing Date and as of Closing, the Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware.

12.1.2	Due Authorization. The Purchaser has obtained all approvals required for the Purchaser’s execution of this Agreement and for the Purchaser to take all actions it is required to take to consummate the Transaction.

12.1.3	No Insolvency. No insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to the Purchaser. The Purchaser is neither unable to pay its debts (zahlungsunfähig) nor over-indebted (überschuldet).

12.1.4	Binding Agreement. This Agreement has been duly executed on behalf of the Purchaser and constitutes binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its respective terms and conditions.

12.2	Financial Capability

The Purchaser has sufficient immediately available funds or valid, enforceable, binding, unconditional and irrevocable (unwiderrufliche) equity and financing commitments to pay the Purchase Price and to make any other payments under or in connection with this Agreement when due.

12.3	Acquisition for the Purchaser’s Own Account

The Purchaser is purchasing the Sold Shares on its own account for investment purposes only, and not with a view to or for public sale or distribution in whole or in part directly or indirectly (including by way of equity syndication).

12.4	Purchaser’s Common Stock

The Purchaser’s Common Stock has been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all restrictions, except for restrictions on transfer imposed by applicable securities law or by this Agreement. The issuance of the Purchaser’s Common Stock to be issued to the Sellers pursuant to this Agreement does not contravene the rules and regulations of The NASDAQ Global Select Market. Based on representations from the Sellers, the Purchaser’s Common Stock to be issued to the Sellers pursuant to this Agreement will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and other applicable state securities laws.

13.	PURCHASER’S COVENANTS AND INDEMNITIES

13.1	Performance of Milestones

13.1.1	With regard to the achievement of the milestones described in Exhibit 4.1.1(b), the Purchaser shall use [***] Efforts or [***] Efforts, as the case may be, as described in further detail in Sections 13.1.2 and 13.1.3 below.

13.1.2	The following shall apply with regard to the milestones (A) through (H) listed on Exhibit 4.1.1(b) (the “Platform Milestones”):

(a)	“[***] Efforts” shall include [***], taking into consideration, among other things, [***].

(b)	With regard to the Platform Milestones, the Purchaser shall use [***] Efforts to achieve such Platform Milestones. It shall in no event be considered to be a failure by the Purchaser to use [***] Efforts if [***].

13.1.3	The following shall apply with regard to milestones (I) through (M) listed on Exhibit 4.1.1(b) (the “Stage Clinical Milestones”):

(a)	“[***] Efforts” shall include [***], taking into consideration, among other things, [***]. For the avoidance of doubt, for purposes of this Section 13.1.3(a), [***] Efforts shall not include [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	With regard to Stage Clinical Milestones relating to [***], the Purchaser shall use [***] Efforts to achieve such Stage Clinical Milestones, provided that the Purchaser’s obligation to use [***] Efforts shall be limited to [***].

(c)	With regard to Stage Clinical Milestones relating to [***], the Purchaser will apply [***], but explicitly limited to [***]. For the avoidance of doubt, for purposes of this Section 13.1.3(c), [***] Efforts shall neither include [***] nor include [***].

13.2	Support and assistance of Purchaser to remove restrictions under applicable Securities Laws

The Purchaser shall support and assist the Sellers in removing the transfer restrictions for the Purchaser’s Common Stock under applicable Securities Laws as soon as reasonably practicable.

13.3	Access to Information

13.3.1	Access to Books and Records. From the occurrence of Closing, the Purchaser will afford to the Sellers and the Sellers’ Representatives access, upon reasonable advance notice, to books and records, as well as to other information of the Company as long as and to the extent necessary to the Sellers in connection with any audit, investigation, dispute, or litigation of the Seller.

13.3.2	Maintenance of Books and Records. The Purchaser shall cause (steht dafür ein) the Company to keep and maintain all books and records relating to any period prior to Closing at least for the retention periods provided for under applicable mandatory law. Furthermore, the Purchaser shall cause (steht dafür ein) the Company to give the Sellers reasonable advance notice prior to destroying or disposing of any books and records relating to any period prior to Closing, in particular relating to matters which may be relevant with respect to any indemnification obligation or other liability of the Sellers under or in connection with this Agreement and, if the Sellers so request, to deliver such books and records to the Sellers at the Sellers’ expense.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4	Cooperation

The Parties agree to execute, or cause (steht dafür ein) to be executed all agreements and documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the Transaction, unless the execution of such agreements and documents or the giving of such declarations or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) to the respective Party.

13.5	Board Members

13.5.1	Appointment of New Board Members. The Purchaser shall appoint without undue delay (unverzüglich) after Closing new members of the management and advisory board of the Company if and to the extent this is required under mandatory law or under the Company’s articles of association to replace the individuals that were removed as set out in Section 6.2.1(n) above.

13.5.2	Registration of Resignations and Removals. If and to the extent the registration of any resignation or removal of any of the individuals as set out in Section 6.2.1(n) in any corporate or commercial register, in particular in the German commercial register (Handelsregister) competent for the Company, is required under applicable law, the Purchaser shall, or shall cause (steht dafür ein) the Company, to file without undue delay (unverzüglich) after Closing respective notifications or applications with such registers and to ensure that such registrations are effected.

14.	SELLERS’ REMEDIES

If and to the extent any of the Purchaser’s Representations or the Purchaser’s covenants under Section 13, are breached, the liability of the Purchaser shall be determined in accordance with statutory law, with any specific claims or remedies provided for under this Agreement remaining unaffected.

15.	MISCELLANEOUS

15.1	Notices and exercise of Sellers’ rights

All notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail, or e-mail to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (1) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself and (2) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

15.1.1	To the Sellers:

Dr. Lothar Germeroth

[omitted]

Germany

E-mail: [omitted]

with a copy to:

m law group

Attn.: Dr. Hubert Besner

Schackstr. 1, 80539 Munich

Germany

E-mail: hubert.besner@mlawgroup.de

15.1.2	To the Purchaser:

Juno Therapeutics, Inc.

Attn.: General Counsel

307 Westlake Avenue N., Ste 300

Seattle, WA 98109

United States

E-mail: [omitted]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

Attn.: Christoph Engeler

Warburgstrasse 50

20354 Hamburg

Germany

E-mail: Christoph.Engeler@lw.com

Any notice, request or other communication given to the Joint Representative under or in connection with this Agreement shall be considered a notice, request or other communication given to all Sellers. With respect to the Sellers, any notice, request or other communication given or any right or claim asserted, shall be given or asserted only jointly on behalf of all Sellers (einheitliche Rechtsausübung) and exclusively by the Joint Representative.

15.2	Costs and Expenses

15.2.1	Fees. The Purchaser shall bear the fees for notarization of this Agreement and the filing of the new shareholders list with the commercial register following Closing.

15.2.2	Own Expenses. Except for Losses of Purchaser under Section 9 or claims of Purchaser for indemnification under Section 8.4 and/or Section 11, each Party shall bear its own expenses, including the fees of its advisors and counsel. Without limiting the foregoing, the costs of Sellers in connection with this transaction (including attorneys’ fees in connection with the negotiation of this Agreement) shall be borne by Sellers and not by the Company or the Purchaser.

15.3	Public Disclosure

Except for the Purchaser’s press release in a form substantially similar to that set forth in Exhibit 15.3, no Party shall make any press release or similar announcement with respect to this Agreement or the Transaction, and each Party shall keep confidential the contents of this Agreement and any confidential information regarding the other Parties disclosed to it in connection with this Agreement or its implementation, except as expressly agreed with the respective other Party or Parties and except as may be required in order to comply with the requirements of applicable laws or stock exchange regulations (including any Form 8-K, Form 10-Q, Form 10-K, or other filing by the Purchaser with the U.S. Securities and Exchange Commission that the Purchaser determines in its sole discretion it is required to make with respect to this Agreement or the transactions contemplated hereby).

15.4	Entire Agreement

This Agreement (together with all Exhibits hereto) contains the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect to all or any part of the subject matter of this Agreement.

15.5	Amendments; Supplements

Any amendments to this Agreement (together with all Exhibits hereto) (including amendments to this Section) or a waiver of terms and conditions shall be valid and binding upon the Parties only if approved in writing by an authorized representative of each Party, unless applicable mandatory law requires otherwise.

15.6	Assignments

The Parties may not assign, delegate or otherwise transfer any right or claim they may have under or in connection with this Agreement without the other Parties’ written consent. However, the Purchaser may assign or pledge for security purposes rights and claims under this Agreement to the banks and financing institutions financing the Transaction (including the refinancing of existing indebtedness of the Company).

15.7	No Rights of Third Parties

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties (kein echter Vertrag zugunsten Dritter).

15.8	Interpretation

15.8.1 Exhibits. All Exhibits to this Agreement constitute an integral part of this Agreement.

15.8.2	Headings. The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

15.8.3	References. Unless specified otherwise, in this Agreement any reference to a “Section” shall be a Section of this Agreement, and any reference to an “Exhibit” shall be a reference to an Exhibit to this Agreement.

15.8.4	Language. This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added in parentheses and italics shall be interpreted in accordance with such German translation alone disregarding the English term to which such German translation relates.

15.8.5	Legal Terms. Any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

15.8.6	Specific Expressions. Whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement.

15.8.7	Currency Exchange Rate. For purposes of any thresholds contained in any of the Sellers’ Representations, any reference to EUR (Euros) shall include the equivalent in any foreign currency at the official exchange rate as published at https://www.ecb.europa.eu/stats/exchange/eurofxref/html/index.en.html by the European Central Bank (ECB) on the last Business Day preceding the Signing Date.

15.9	Governing Law; Jurisdiction; Agent for Service of Process

15.9.1	Governing Law. This Agreement shall be governed by German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

15.9.2	Arbitration. Any dispute, controversy or claim under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) in such version of those rules as is in force at the time of the arbitration proceedings without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich, Germany. The language of the arbitration proceedings shall be English, provided, however, that written evidence may be submitted in either the English or the German language. In the event that mandatory applicable law requires any dispute, controversy or claim under or in connection with this Agreement or its validity to be decided upon by an ordinary court of law, the competent courts in Munich, Germany shall have exclusive jurisdiction as far as permitted by law.

15.10	Severability

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 15.10 shall not result in a reversal of the burden of proof but that Section 139 BGB is hereby excluded in its entirety.

* * * *

NOTARIAT AM ALSTERTOR

DR. ROLF-HERMANN HENNIGES    DR. WOLFGANG ENGELHARDT    JOHANN JONETZKI

DR. ROBERT DIEKGRÄF    DR. ARNE HELMS, LL.M.    DR. MICHAEL VON HINDEN

NOTARE

Register of Deeds No. 1539/2015 HL

Done

in the

Free and Hanseatic City of Hamburg

on

11 May 2015

Before me, the Hamburg Notary

Dr. Arne Helms

with official residence in Hamburg,

appeared today at my office at the address Alstertor 14, 20095 Hamburg:

1.	Dr. Herbert Stadler,

born on [omitted],

address: [omitted], Germany,

identity proven by a German identity card,

acting according to his declaration

a)	on his own behalf

– hereinafter also referred to as the “Seller 1” –

b)	in his capacity as agent authorized in writing and exempted from the restrictions of Section 181 of the German Civil Code (BGB) – presenting a written and signed power of attorney in the original, it herewith being certified that the photocopy attached to this record as Annex R 1 is a true and complete copy of the original presented at the recording, the Notary being under no obligation to verify the authenticity of the signature, on behalf of

Prof. Dr. Dirk Busch,

born on [omitted],

address: [omitted] Germany,

– hereinafter also referred to as the “Seller 3” –

2.	Dr. Lothar Germeroth,

born on [omitted],

address: [omitted], Germany,

identity proven by a German identity card,

– hereinafter also referred to as the “Seller 2” –

ALSTERTOR 14 - 20095 HAMBURG - ECKE FERDINANDSTRASSE

TELEFON: + 49 (0)40 30 05 02-0 - TELEFAX: + 49 (0)40 30 05 02-92

POSTANSCHRIFT: POSTFACH 10 54 09 - 20037 HAMBURG

WWW.ALSTERTOR.DE - NOTARIAT@ALSTERTOR.DE

NOTARIAT AM ALSTERTOR

3.	Mr. Christoph W.G. Engeler,

born on [omitted],

business address: LATHAM & WATKINS LLP, Warburgstraße 50, 20354 Hamburg, Germany,

identity proven by a German passport,

acting according to his declaration under exclusion of any personal liability, including any liability for the notary public’s fees, in his capacity as an agent exempted from the restrictions of Section 181 of the German Civil Code (BGB) - presenting a notarially certified and apostilled power of attorney as well as an up-to-date Certificate of Good Standing regarding Juno Therapeutics, Inc., each in the original - it herewith being certified that the photocopies attached to this record as Annex R 2 are true and complete copies of the originals presented at the recording-on behalf of

Juno Therapeutics, Inc.,

a corporation organized under the laws of Delaware, USA,

registered with the Corporate Division of the Secretary of State of the State of Delaware under file number 5378373,

having its principal executive offices at 307 Westlake Avenue North, Suite 300, Seattle, WA

98109, USA,

– hereinafter also referred to as the “Purchaser” –.

Seller 1, Seller 2 and Seller 3 collectively also referred to as the “Sellers”, and each of them as a “Seller”; the Sellers and the Purchaser collectively also referred to as the “Parties”, and each of them as a “Party”.

First, it was declared that there had been sufficient opportunity to examine the subject matter of the recording.

I, the Notary, have sufficient command of the English language, and was requested to notarize this Deed mainly in the English language. From a conversation with the present persons, I, the Notary, took evidence that the present persons have sufficient command of the English and of the German language to follow and to understand the document here notarized and its Exhibits.

Then the following was declared to my record:

Share Purchase Agreement

related to

PROJECT SPYDER

I

Reference Deed

To simplify the recording procedure a Reference Deed was drawn up on 8 May 2015 and on 11 May

2015 under Register of Deeds No. 1178/2015 DI of the Notary Dr. Robert Diekgräf in Hamburg

(hereinafter “Reference Deed”).

Except for Exhibit 4.1.1(b) to this Deed, any and all Exhibits to the Share Purchase Agreement related to Project Spyder (Annex I to the present Deed) are contained in the Reference Deed. References to such Exhibits in the Share Purchase Agreement related to Project Spyder (Annex I to the present Deed) therefore constitute references to the Reference Deed.

NOTARIAT AM ALSTERTOR

The persons appearing declared on behalf of the Parties that they are aware of the contents of the abovementioned Reference Deed. As a precaution, the Parties hereby confirm that Ms. Ina Kursawe was authorized to draw up the Reference Deed on their behalf. The Parties hereby confirm the statements included in the Reference Deed and approve same as a precaution. They dispensed with having the Reference Deed read out once more and with having it attached to the present deed. The original of the Reference Deed was present during the recording of this deed. The Notary has pointed out the consequences of the reference according to Section 13a BeurkG (German Recording Act).

The following Exhibit is attached to this Deed directly:

•	Exhibit 4.1.1(b)

Exhibit4.1.1(b) was read out aloud.

II

Share Purchase Agreement

related to Project Spyder

The parties designated therein herewith conclude the Share Purchase Agreement related to Project Spyder attached as

Annex I

that was read aloud and herewith make the statements contained therein including the Exhibits thereto.

III

Execution

1.	The Notary is instructed to execute this deed. Any declarations still to be received for the validity or implementation are deemed received by all Parties upon receipt by the Notary.

2.	The Notary must transmit a complete certified copy to the Company’s tax office and file with the Commercial Register a list of shareholders to be drawn up by him.

Each Party receives a counterpart of this deed. The Company receives no counterpart of this deed.

The Notary has pointed out, that he can only draw up and file the list of shareholders when he has received a copy of the Closing Confirmation pursuant to Section 6.2.3 of the Share Purchase Agreement (fax transmission or PDF is sufficient). The Notary is not obliged to examine the authenticity of signatures or the powers of representation.

3.	In view of the Notary’s statutory disclosure duties each of the Sellers declares that

•	the Company’s assets do not include – even indirectly – any domestic real estate.

NOTARIAT AM ALSTERTOR

•	he did not transfer his residence or habitual abode abroad after he had acquired the share sold by him.

IV

Notes

The Notary pointed out that

•	Sellers and Purchaser will be jointly and severally liable for outstanding payments if the contributions to shares are not fully paid with legal effect.

•	all contractual agreements must be notarially recorded and collateral agreements outside this deed may result in the invalidity of the Agreement as a whole.

•	he cannot bindingly verify the information about the participation quotas and therefore is not liable for these and even the list of shareholders provides bona fide rights protection only under special circumstances.

•	the acquisition of a participation may be subject to merger control under the German Act against Restraints of Competition (GWB) and any violation of the prohibition of putting a merger into effect would result in the invalidity of the Agreement; the Parties declared that the conditions of Sections 35 et seq. GWB are not fulfilled.

•	the transfer of the Sold Shares will be effected before the payment of the Milestone Purchase Price. He further pointed out the available means of security (particularly transfer subject to a condition precedent, submission to immediate execution, bank guarantees). The-respective-Seller declared he wished to dispense with these and to effect the transfer as set out in the Share Purchase Agreement. The Notary also pointed out that according to the provisions of the Share Purchase Agreement the Sellers do not have to provide any collateral for representations and warranties made under the Share Purchase Agreement. The Purchaser declared that he is aware of the ensuing risks.

•	the Notary cannot verify whether the Purchaser’s Common Stock will be validly issued and to what extent transfer restrictions will apply to the Purchaser’s Common Stock under applicable US Securities Laws.

Finally, the Notary pointed out that

•	he does not give and has not given any tax advice and therefore is not liable for the tax effects.

•	he does not give any advice on foreign law; the Parties nevertheless request that the deed be recorded and release the Notary from any liability in connection with the application of foreign law. The Notary especially cannot judge definitely whether the foreign law company concerned is properly represented.

NOTARIAT AM ALSTERTOR

V

Concluding Statement

Read out, approved and signed:

/s/ H. Stadler

/s/ Lothar Germeroth

/s/ Christoph Engeler

/s/ Arne Helms, Notary